UNITED STATES
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NETFLIX, INC.
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2023 Proxy Statement AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS NETFLIX, INC | 2023 PROXY STATEMENT

DON’T GIVE UP ON YOUR DREAMS. WE STARTED WITH DVDS.

Letter from Our Lead Independent Director

Fellow Stockholders,

We celebrated our 25th anniversary in 2022 and were fortunate to be able to continue providing members with a source of escape, connection and comfort. 2022 was a tough year, with a bumpy start but a brighter finish. The Netflix leadership team and the Company as a whole navigated significant business challenges, developed a plan to reaccelerate our growth, and demonstrated tireless dedication to executing our long-term strategy by creating series and movies that excite our members. We introduced a lower priced ad-supported subscription plan to provide consumers with increased pricing choice on our service, developed a thoughtful approach to address account sharing, acquired a number of businesses to complement our growth, and continued to release films, series and games that are loved by our members.

We are humbled by our talented and dedicated teams who continue to create and deliver world-class entertainment across a variety of genres and languages, demonstrating that great stories come from anywhere and are enjoyed by audiences everywhere. Our original stories deeply resonated with audiences. In the last year alone, we launched some of our most popular TV series and films: five of our top 10 most popular English language TV seasons, including Stranger Things Season 4 and Wednesday, four of our top 10 most popular English language films, including The Adam Project and The Gray Man, seven of our top 10 most popular non-English films, including Troll from Norway and All Quiet on the Western Front from Germany, and two of our top 10 most popular non-English TV shows – All of Us Are Dead and Extraordinary Attorney Woo from Korea.

At the end of 2022, we had approximately 231 million paid memberships, achieved approximately $32 billion in revenue, representing 6% year-over-year growth, and over $5.6 billion of operating income, as well as improved our cash flows from operations.

This past year, the Board, alongside management, continued to actively engage with shareholders to seek their input and provide perspective on our policies and practices. We made significant progress on our Environmental, Social and Governance (“ESG”) initiatives, particularly our corporate governance structure. At last year’s annual meeting, shareholders approved management proposals to implement a phased-in declassification of the board of directors, remove supermajority voting provisions in our charter and bylaws, and enable shareholders to call special meetings. The Board implemented these corporate governance changes, as well as adopting a majority voting standard for uncontested director elections and a director resignation policy. Beginning at this year’s annual meeting, directors will be elected to one-year terms with the entire board of directors standing for annual election beginning in 2025. The Board appreciates the shareholder feedback, which will continue to inform the Board’s regular review of our corporate governance practices.

Additionally, in response to feedback, we have adopted changes to our executive compensation program for 2023, which includes for our Executive Chairman and co-Chief Executive Officers, a minimum 50% allocation to stock options, a salary cap, an annual performance-based cash bonus program, and a one-year vesting period for stock options. More details to the compensation program changes are provided in the following pages. We publish annually an ESG Report, Inclusion Report and political activity disclosure report, which was updated to include information requested by shareholders.

Together, these reports provide updates on our important efforts to support the diversity of our employee base as we seek to better serve our members, advance our sustainability efforts and, most importantly, reinforce our commitment to transparency, which is central to how we at Netflix operate.

As part of the Board’s ongoing succession planning and evolution of the management team, Reed Hastings, Executive Chairman of the Board, stepped down from his role as co-Chief Executive Officer and President, and we appointed Greg Peters to serve as the co-Chief Executive Officer alongside Ted Sarandos. Greg was also appointed to the Board. This is a continuation of the succession planning that began with Ted’s promotion to co-Chief Executive Officer and Greg’s promotion to Chief Operating Officer in July 2020. Reed, Greg, and Ted have been working closely together for 15 years, collaborate closely on corporate strategy and are involved in all aspects of management. We believe this is an effective leadership model and combines Ted and Greg’s complementary skill sets.

On behalf of the Board, we thank you for your investment and wish you and your families good health.

Warm regards,

                 Jay C. Hoag

                 Lead Independent Director

Notice

Notice of Annual Meeting of Stockholders to be Held on June 1, 2023

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Netflix, Inc., a Delaware corporation (the “Company,” “Netflix,” “we,” “us,” or “our”), will be held on June 1, 2023 at 3:00 p.m. Pacific Time (“Annual Meeting”). You can attend the Annual Meeting via the internet and vote your shares electronically by visiting www.virtualshareholdermeeting.com/NFLX2023 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

THE ANNUAL MEETING WILL BE HELD FOR THE FOLLOWING PURPOSES:

1.   To elect four directors to hold office until the 2024 annual meeting of stockholders;

2.   To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

3.   Advisory approval of the Company’s Named Executive Officer compensation;

4.   Advisory vote on the frequency of future advisory votes on the Company’s Named Executive Officer compensation;

5.   To consider four stockholder proposals, if properly presented at the Annual Meeting; and

6.   To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 6, 2023 can vote at this meeting or any adjournments that may take place.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING VIA THE INTERNET.

For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting. Please email board@netflix.com to make arrangements to examine the stockholder list.

By order of the Board of Directors

David Hyman

Chief Legal Officer and Secretary

April 21, 2023

Los Gatos, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023: THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

Netflix 2022 Year in Review

Business Highlights

2022 was a difficult year with a bumpy start but with a brighter finish. To reaccelerate growth, we introduced a lower priced ad-supported subscription plan to provide consumers with increased pricing choice on our service, developed a thoughtful approach to address account sharing, acquired a number of businesses to complement our growth, and continued to release films, series and games that are loved by our members. At the end of 2022, we had approximately 231 million paid memberships, and financial highlights for 2022 included achieving approximately $32 billion in annual revenue, representing 6% year-over-year growth, and over $5.6 billion in operating income.

Executive Leadership

The Board of Directors (the “Board”) oversees executive succession planning on an ongoing basis. As part of the chief executive officer succession plan, we adopted a co-Chief Executive Officer structure in 2020, when Ted Sarandos was named co-Chief Executive Officer along with Reed Hastings. This change mostly formalized the prior working relationship between Ted and Reed. In January 2023, Reed stepped down as co-Chief Executive Officer and President of the Company. He will continue to serve as the Executive Chairman. Greg Peters was promoted to serve as co-Chief Executive Officer alongside Ted. Greg was also appointed to the Board. The three of them have worked together for over 15 years and have had a long history of collaboration on corporate strategy, planning and all aspects of company management. We believe the co-CEO structure continues to provide broad expertise and deep leadership at the highest level of the Company, and provides an efficient and effective leadership model to support our future growth.

Board Composition

Rodolphe Belmer resigned from the Board effective October 27, 2022. In January 2023, Greg Peters was appointed to the Board in connection with his appointment as co-Chief Executive Officer. More information on each Board member can be found in the section titled, “Proposal 1: Our Board of Directors—Election of Directors—Who We Are.”

Shareholder Engagement

The Board appreciates shareholder feedback, and we engage with our shareholders throughout the year to better understand their perspectives. In response to the low Say-on-Pay vote at the 2022 annual meeting, we undertook extensive shareholder engagement efforts to better understand our shareholders’ concerns regarding our compensation program and conducted two rounds of engagement—one in the summer of 2022 and one in early 2023. Cumulatively, we invited shareholders representing approximately 57% of our shares outstanding, including some who did not support our Say-on-Pay vote, to participate in calls to discuss our executive compensation program. Members of the Netflix legal and investor relations teams met with 19 shareholders, representing approximately 51% of shares outstanding. Compensation committee members participated in a majority of these engagements, meeting with shareholders representing approximately 37% of our shares outstanding, and are scheduled to meet with shareholders representing approximately another 8% of our shares outstanding prior to our annual meeting (for a total director engagement of 45% of shares outstanding). Our engagement discussions focused primarily on our executive compensation program and potential changes, as well as executive succession planning and other ESG matters. In response to these discussions and feedback, the Compensation Committee is evolving our executive compensation program to

2023 Proxy Statement	1

include a salary cap, a minimum stock option allocation with a one-year vesting period and a cash bonus program for our co-Chief Executive Officers and Executive Chairman. A detailed discussion of our engagement with shareholders regarding our compensation program and changes for the 2023 compensation year are included in the Compensation Discussion and Analysis section.

Inclusion and Diversity

We believe a critical component of our success is our company culture. This culture, which is detailed in a “Culture Memo” located on our website, includes Inclusion as one of our nine cultural values. We want our members and members-to-be all over the world to see themselves, their cultures and lived experiences reflected on screen, so we work to build diversity and inclusion into all aspects of our operations globally. This means supporting talent in front of and behind the camera through our Fund for Creative Equity and Grow Creative work, and investing in the future of tech through our Emerging Talent program.

It’s equally important that our employee base is as diverse as the communities we serve. We look to help increase representation by training our recruiters and managers how to hire with diversity and inclusion in mind, expanding outreach to underrepresented communities and helping senior leaders diversify their networks. We are equipping our leaders with the skills to lead inclusively so they create the type of work environment where people of all backgrounds have an equal opportunity to contribute at their highest levels without exclusion and bias. We also support numerous employee resource groups (ERGs), representing employees and allies from a broad array of historically underrepresented and/or marginalized communities.

We publish annually an Inclusion Report on our website, which provides a snapshot of representation within the Company, our progress to date and areas we are focused on for improvement. We also publish our U.S. Employer Equal Opportunity data (EEO-1 data) reaching back to our 2014 filing.

Environment

In 2022, Netflix further advanced our corporate sustainability goals through a variety of initiatives. We (a) continued to optimize, electrify and decarbonize energy use in productions, (b) brought remaining unabated emissions to zero by investing in the power of nature to capture carbon, (c) supported self-managed productions in including at least one electric vehicle on screen, culminating in a Super Bowl advertisement from GM in 2023, and (d) expanded the Netflix Sustainability Stories collection to over 200 films and TV series from every genre.

Transparency

We are committed to continued stockholder engagement and transparency and provide comprehensive information about our ESG initiatives and activities on our Investor Relations website. In response to input from our stockholders, we began publishing in 2020 an Environmental Social Governance report that covers our ESG performance for the prior year. We use the Sustainability Accounting Standards Board (SASB) reporting framework for the “Internet & Media Services” and “Media & Entertainment” industries. In 2022, in response to a stockholder proposal and interest from stockholders for more information about our political activities, we began publishing a report about our political contributions, which to date, have been limited. At last year’s annual meeting, stockholders approved on an advisory basis a proposal seeking additional information about our political activities. We then engaged with the proponent, Boston Common Asset Management, on the issues raised in last year’s proposal to align on our response. In collaboration with the proponent, we enhanced our political activities disclosure to address their concerns and fully implemented the proposal. The ESG Reports, Inclusion Reports, Political Activity Disclosures, EEO-1 data and other ESG information are available at ir.netflix.net.

2

PROPOSAL

01

OUR BOARD OF DIRECTORS:

Election of Directors

Directors Standing for Election

Four directors, Mathias Döpfner, Reed Hastings, Jay Hoag and Ted Sarandos, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Döpfner, Hastings, Hoag and Sarandos, each of whom is currently a director of the Company. If any of Messrs. Döpfner, Hastings, Hoag and Sarandos is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Each of Messrs. Döpfner, Hastings, Hoag and Sarandos has agreed to serve as a director of the Company if elected. Stockholders approved the management proposal to declassify the Board at the 2022 annual meeting of stockholders. As such, the term of the office of directors elected at this Annual Meeting will continue until the annual meeting of stockholders held in 2024 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal, with the entire Board standing for annual election beginning in 2025.

Nominee	Age	Principal Occupation

Mathias Döpfner	60	Chairman and CEO of Axel Springer SE

Reed Hastings	62	Executive Chairman of Netflix

Jay Hoag	64	General Partner, TCV

Ted Sarandos	58	co-Chief Executive Officer and President of Netflix

Each nominee has extensive business experience, education and personal skills that qualifies him to serve as an effective Board member. The specific experience, qualifications and skills of Messrs. Döpfner, Hastings, Hoag and Sarandos are set forth below. The Nominating and Governance Committee evaluates potential candidates for service on the Board.

Required Vote

We have implemented majority voting in uncontested elections of directors. Our bylaws provide that in an uncontested election, each director will be elected by a vote of the majority votes cast, which includes votes to withhold authority but excludes abstentions. Abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on determining whether the required majority vote has been attained.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the nominees listed above.

4

Who We Are

Board Overview

Our Board is composed of 12 highly experienced, talented, and qualified directors with experience as board members and executives at some of the world’s most successful companies. We believe that the Board is well situated to navigate the changing competitive terrain that Netflix operates within. The Board has led Netflix through its evolution from a US DVD-by-mail company to a global streaming company to one of the leading entertainment companies in the world, while effectively managing risk and overseeing management performance. We believe that a diverse mix of skills, experience, perspectives and backgrounds contribute to an effective Board. The composition of our Board has evolved over the past several years, and when looking to fill Board positions, we will continue to evaluate potential candidates who we believe complement and augment our current Board. As further discussed under “How We are Selected, Elected, and Evaluated—Consideration of Director Nominees—Director Qualifications,” the Nominating and Governance Committee considers a number of factors, including characteristics such as gender, race and national origin when evaluating potential Board candidates.

STRATEGY ALIGNMENT Our Board has the experience and expertise that aligns with these important facets of our long-term strategy

Board Diversity Matrix (as of April 21, 2023)

The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). The Board Diversity Matrix for 2022 is available on our website at ir.netflix.net.

Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
White	3	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

2023 Proxy Statement	5

Our Directors

Directors standing for election:

Mathias Döpfner	INDEPENDENT DIRECTOR	Other Public Company Boards • Warner Music Group Corp.
DIRECTOR SINCE: 2018 CLASS: III	AGE: 60 COMMITTEES: COMPENSATION

Why this director is valuable to Netflix

As a media executive located in Germany, Mr. Döpfner brings international perspective, media experience and business acumen to the Board.

Also...

Mr. Döpfner has extensive experience in media and digital transformation and a strong track record of increasing revenues related to digital activities. He previously served on the boards of Vodafone Group plc (2015-2018) and Time Warner Inc. (2006-2018). Additionally, his relationships and honorary offices at entities including the American Academy, the American Jewish Committee and the European Publishers Council among many others provide him with relevant insight and perspective in international media. He studied Musicology, German and Theatrical Arts in Frankfurt and Boston.

Career Snapshot:

•  Chairman and CEO, Axel Springer SE, Europe’s leading digital publishing house (since 2002)

•  His former roles at Axel Springer SE include editor-in-chief of Die Welt (1998-2000) and as a member of the Management Board (starting in 2000)

•  Visiting Professor in media at University of Cambridge, St. John’s College (2010)

Reed Hastings	EXECUTIVE CHAIRMAN OF THE BOARD	Other Public Company Boards • None
DIRECTOR AND CHAIRPERSON SINCE: 1997 CLASS: III	AGE: 62 COMMITTEES: NONE

Why this director is valuable to Netflix

Mr. Hastings is the co-founder and Executive Chairman, and previously served as the co-Chief Executive Officer and President of Netflix for over 25 years. He deeply understands the technology and business of Netflix and brings strategic and operational insight to the Board. He is also a software engineer, holds an MSCS in Artificial Intelligence from Stanford University, and has unique management and industry insights.

Also...

Mr. Hastings is an active educational philanthropist: he served on the California State Board of education from 2000 to 2004, and after receiving his B.A. from Bowdoin College in 1983 served in the Peace Corps as a high school math teacher. Mr. Hastings previously served on the board of Facebook, Inc. from 2011-2019 and Microsoft Corporation from 2007-2012.

Career Snapshot:

•  Founder, co-Chief Executive Officer, President (1997-January 2023) and Chairman of Netflix (since 1997)

•  Founder, Pure Software (1991) through IPO (1995) and ultimate sale to Rational Software

6

Proposal 1: Our Board of Directors

Jay C. Hoag	LEAD INDEPENDENT DIRECTOR	Other Public Company Boards • Peloton Interactive, Inc. • TripAdvisor, Inc. • Zillow Group, Inc.
DIRECTOR SINCE: 1999 CLASS: III	AGE: 64 COMMITTEES: NOMINATING AND GOVERNANCE (CHAIR)

Why this director is valuable to Netflix

As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member for numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

Also...

Mr. Hoag has been a technology investor and venture capitalist for more than 39 years, involved in numerous technology investments including Altiris (acquired by Symantec), CNET, Expedia, Facebook, Fandango (acquired by Comcast), Intuit, Sybase, Ascend Communications (acquired by Lucent Technologies), Airbnb, Peloton, and Zillow. Mr. Hoag is on the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University, and the Board of Trust at Vanderbilt University. Previously, Mr. Hoag served on the board of directors of a number of other public and private companies, including TechTarget, Inc. from 2004-2016, Electronic Arts from 2011-2021, Prodege from 2014-2021, and TCV Acquisition Corp. from 2021-2022. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Career Snapshot:

•  Founding General Partner of TCV (Technology Crossover Ventures), a venture capital firm (since 1995)

Ted Sarandos	CO-CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY AND DIRECTOR	Other Public Company Boards • Spotify Technology S.A.
DIRECTOR SINCE: 2020 CLASS: III	AGE: 58 COMMITTEES: NONE

Why this director is valuable to Netflix

Mr. Sarandos, as co-Chief Executive Officer, has significant executive management and leadership experience and is integral to developing corporate strategy. His in-depth knowledge about Netflix and experience in the entertainment industry provide a unique business perspective to the Board.

Also...

Mr. Sarandos has been responsible for all content operations since 2000, and led the Company’s transition into original content production that began in 2013 with the launch of series such as House of Cards, Arrested Development and Orange is the New Black. With more than 20 years’ experience in home entertainment, he is recognized in the industry as an innovator in film acquisition and distribution and was named one of Time Magazine’s 100 Most Influential People of 2013. He is a Henry Crown Fellow at the Aspen Institute and is Chair of the Board of Trustees for the Academy Museum of Motion Pictures, is a trustee of the American Film Institute, and on the board of Exploring the Arts.

Career Snapshot:

•  co-Chief Executive Officer (since July 2020) and Chief Content Officer of Netflix (2000-January 2023)

•  Executive at video distributor ETD and Video City/West Coast video, a video rental retail chain

•  Producer/Executive Producer for award-winning and critically acclaimed documentaries and independent films including the Emmy-nominated Outrage and Tony Bennett: The Music Never Ends.

2023 Proxy Statement	7

Directors not standing for election:

Richard Barton	INDEPENDENT DIRECTOR	Other Public Company Boards • Qurate Retail, Inc. (formerly Liberty Interactive Corporation) • Zillow Group, Inc.
DIRECTOR SINCE: 2002 CLASS: I (EXPIRES 2024)	AGE: 55 COMMITTEES: AUDIT

Why this director is valuable to Netflix

Having founded successful internet-based companies (including Zillow, Expedia and GlassDoor), Mr. Barton provides strategic and technical insight to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the internet.

Also...

Mr. Barton was a venture partner at Benchmark, a venture capital firm that has been an early-stage investor in companies like Twitter, Instagram, Uber and Zillow, from 2005 until 2018. He has served on many public company boards, including Altimeter Growth Corp. from 2020-2021 and Altimeter Growth Corp. 2 from 2021-2022. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.

Career Snapshot:

•  Co-founder and Chief Executive of Zillow-Group (2005-2011 and 2019-present)

•  Co-founder and Chairman of GlassDoor (2007-2018)

•  Founder and Chief Executive Officer of Expedia (1996-2003)

Timothy Haley	INDEPENDENT DIRECTOR	Other Public Company Boards • 2U, Inc. • ThredUp, Inc. • Zuora, Inc.
DIRECTOR SINCE: 1998 CLASS: II (EXPIRES 2025)	AGE: 68 COMMITTEES: COMPENSATION (CHAIR)

Why this director is valuable to Netflix

As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.

Also...

Mr. Haley was President of Haley Associates, an executive recruiting firm serving the high technology industry from 1986 -1998, and serves on the boards of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

Career Snapshot:

•  Managing Director, Redpoint Ventures, a venture capital firm (since 1999)

•  Managing Director, Institutional Venture Partners, a venture capital firm (since 1998)

8

Proposal 1: Our Board of Directors

Leslie Kilgore	INDEPENDENT DIRECTOR	Other Public Company Boards • Pinterest, Inc. • Nextdoor Holdings, Inc.
DIRECTOR SINCE: 2012 (INDEPENDENT SINCE 2015) CLASS: II (EXPIRES 2025)	AGE: 57 COMMITTEES: AUDIT

Why this director is valuable to Netflix

Ms. Kilgore’s experience as a marketing executive with internet retailers and consumer product companies provides a unique business perspective and her numerous managerial positions provide strategic and operational experience to the Board.

Also...

As our former Chief Marketing Officer, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board. She holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania. She previously served on the boards of LinkedIn Corp. and Medallia, Inc. (2015-2021), and she currently serves on the boards of several other companies.

Career Snapshot:

•  Chief Marketing Officer of Netflix (2000-2012)

•  Director of Marketing at Amazon (1999-2000)

•  Brand manager at The Procter & Gamble Company (1992-1999)

Strive Masiyiwa	INDEPENDENT DIRECTOR	Other Public Company Boards • Unilever Plc
DIRECTOR SINCE: 2020 CLASS: II (EXPIRES 2025)	AGE: 62 COMMITTEES: NOMINATING AND GOVERNANCE[1]

Why this director is valuable to Netflix

As the Chairman and founder of Econet, a telecommunications and technology group with operations and investments in 47 countries in Africa, LatAm, Europe and Israel, Mr. Masiyiwa provides a unique international perspective to the Board. In addition, his experience in building businesses across Africa and the world provides the Company with valuable insight as it expands globally.

Also...

Mr. Masiyiwa serves on several international boards including Unilever Plc, National Geographic Society, Asia Society, and the Global Advisory boards of Bank of America, the Council on Foreign Relations (in the US), Stanford University, and the Prince of Wales Trust for Africa, and is a longstanding board member of the United States Holocaust Museum’s Committee on Conscience. A former board member of the Rockefeller Foundation for 15 years, he is Chairman Emeritus of the Alliance for a Green Revolution in Africa (AGRA) and African Union Special Envoy to the continent’s COVID response. He received a BSc in Electrical and Electronic Engineering from the University of Wales. Mr. Masiyiwa has received honorary doctorates from Morehouse College, Yale University, Nelson Mandela University and Cardiff University.

Career Snapshot:

•  Founder and Executive Chairman of Econet Global (1993-Present)

[1]	Mr. Masiyiwa was appointed to the Nominating and Governance Committee in March 2022.

2023 Proxy Statement	9

Ann Mather	INDEPENDENT DIRECTOR	Other Public Company Boards • Alphabet Inc. • Blend Labs, Inc. • Bumble Inc.
DIRECTOR SINCE: 2010 CLASS: II (EXPIRES 2025)	AGE: 63 COMMITTEES: AUDIT (CHAIR, FINANCIAL EXPERT)

Why this director is valuable to Netflix

Ms. Mather’s experience as an executive with several major media companies provides a unique business perspective. As a former CFO and senior finance executive at major corporations, she brings more than 20 years of financial and accounting expertise to the Board. Additionally, Ms. Mather’s numerous managerial positions and service on public company boards provides strategic, operational and corporate governance experience.

Also...

Ms. Mather previously served on the board of Shutterfly, Inc., a photography and image-sharing company (2013-2019), Glu Mobile Inc., a publisher of mobile games (2005-2021), Airbnb, Inc., a vacation rental online marketplace company (2018-2021), and Arista Networks, Inc., a computer networking company (2013-2022). She has also been an independent trustee to the board of trustees of Dodge & Cox Funds, a mutual fund, since May 2011. She received her M.A. from Cambridge University, and is an Honorary Fellow of Sidney Sussex College Cambridge.

Career Snapshot:

•  Executive Vice President and CFO of Pixar (1999-2004)

•  Executive Vice President and CFO of Village Roadshow Pictures (1999)

•  Various executive positions at The Walt Disney Company (1993-1999)

Greg Peters	CO-CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY AND DIRECTOR	Other Public Company Boards • DoorDash Inc. • 2U, Inc.
DIRECTOR SINCE: 2023 CLASS: I (EXPIRES 2024)	AGE: 52 COMMITTEES: NONE

Why this director is valuable to Netflix

Mr. Peters, as co-Chief Executive Officer, has served in roles of increasing responsibility at Netflix since 2008, including Chief Operating Officer and Chief Product Officer. Mr. Peters brings to the Board a deep understanding of the Company’s business, including its technology and worldwide operations, as well as business acumen and executive leadership experience.

Also...

Greg previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. He previously served on the board of Highland Transcend Partners I Corp. from 2020-2022. He holds a degree in physics and astronomy from Yale University.

Career Snapshot:

•  co-Chief Executive Officer (since January 2023); Chief Operating Officer (July 2020-January 2023) and Chief Product Officer (2017-January 2023) and other various executive positions at Netflix

•  Senior Vice President of consumer electronics products for Macrovision Solutions Corp. (later renamed Rovi Corporation), a technology company

10

Proposal 1: Our Board of Directors

Brad Smith	INDEPENDENT DIRECTOR	Other Public Company Boards • None
DIRECTOR SINCE: 2015 CLASS: I (EXPIRES 2024)	AGE: 64 COMMITTEES: NOMINATING AND GOVERNANCE

Why this director is valuable to Netflix

With a leading role at Microsoft, Mr. Smith brings broad business and international experience on a variety of issues, including government affairs and public policy to the Board. Mr. Smith also brings experience playing a key role in representing Microsoft externally and in leading Microsoft’s work on a number of critical issues, including privacy, security, accessibility, environmental sustainability and digital inclusion, among others, which provides additional expertise to the Board.

Also...

Mr. Smith has led a push for diversity within Microsoft’s legal division, advocating for increasing employment of diverse employees at the company and associated law firms. Mr. Smith holds a B.A. in international relations and economics from Princeton, a J.D. from Columbia University School of Law and also studied international law and economics at the Graduate Institute of International Studies in Geneva.

Career Snapshot:

•  Vice Chair and President of Microsoft (since 2021); he originally joined Microsoft in 1993

•  Associate and then Partner, Covington & Burling (1986-1993)

Anne Sweeney	INDEPENDENT DIRECTOR	Other Public Company Boards • None
DIRECTOR SINCE: 2015 CLASS: I (EXPIRES 2024)	AGE: 65 COMMITTEES: COMPENSATION

Why this director is valuable to Netflix

Ms. Sweeney has held various senior positions with large entertainment companies, which provided her with broad strategic and operational experience. Her experience in the entertainment industry provides a unique business perspective to the Board as Netflix builds its global internet TV network.

Also...

Ms. Sweeney’s entertainment experience spans more than three decades, including her oversight of Disney’s cable, broadcast and satellite properties globally for 18 years. During that time, she was charged with launching and running over 118 Disney Channels in 164 countries in 34 languages, and had oversight over various ABC properties including ABC Television Network, ABC Studios and the Disney ABC Cable Networks Group. Prior to Disney, she was CEO of FX Networks, Inc. from 1993 to 1996 and spent more than 12 years at Viacom’s Nickelodeon Network. She holds an Ed. M. From Harvard University and a B.A. from the College of New Rochelle.

Career Snapshot:

•  Co-chair of Disney Media Networks and President of Disney/ABC Television Group (1996-2015)

•  Chairman and CEO of FX Networks, part of the Fox Entertainment Group/21st Century Fox (1993-1996)

2023 Proxy Statement	11

Board Skills and Experience

Our Board believes that having a diverse mix of directors with complementary skills, experience, and expertise is important to meeting its oversight responsibility. That diversity, combined with transparent and broad access to information and exposure to management beyond the executive officers, allows the Board to exercise effective management oversight and to ensure the care of our shareholders’ interests. Below are a number of skills that our Board members bring to Netflix. If an individual is not listed under a particular attribute, it does not signify a director’s lack of ability to contribute in such area.

Leadership

Experience leading an enterprise scale organization, resulting in a practical understanding of organizational behavior, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

	Richard Barton Mathias Döpfner Timothy Haley Reed Hastings Jay Hoag Leslie Kilgore	Strive Masiyiwa Ann Mather Greg Peters Ted Sarandos Brad Smith Anne Sweeney

Strategy

Experience and expertise in identifying and developing opportunities for long-term value creation, including experience in driving innovation, opening markets, improving operations, identifying risks, and executing successfully.

	Richard Barton Mathias Döpfner Timothy Haley Reed Hastings Jay Hoag Leslie Kilgore	Strive Masiyiwa Ann Mather Greg Peters Ted Sarandos Brad Smith Anne Sweeney

Finance & Accounting
Management or oversight of the finance function of an enterprise, resulting in proficiency in complex financial management, capital allocation, and financial reporting processes.	Richard Barton Mathias Döpfner Timothy Haley Reed Hastings	Jay Hoag Leslie Kilgore Ann Mather Anne Sweeney

Entertainment & Media
Experience and expertise with the entertainment and media industry, resulting in a deep understanding of consumer expectations and innovations in content and delivery.	Richard Barton Mathias Döpfner Reed Hastings	Leslie Kilgore Ann Mather Ted Sarandos Anne Sweeney

Demographic Diversity

Representation of gender, ethnic, race, geographic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our members, partners, employees, governments, and other stakeholders worldwide.

	Mathias Döpfner Leslie Kilgore	Strive Masiyiwa Ann Mather Anne Sweeney

Global Business & Government Relations
Expertise in global business cultures, consumer preferences, and government relations gained through local experience in international markets or senior positions overseeing public policy.	Mathias Döpfner Strive Masiyiwa Ann Mather	Greg Peters Ted Sarandos Brad Smith

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Proposal 1: Our Board of Directors

Technology

Experience and expertise in technology-related business or technology functions, resulting in knowledge of how to anticipate technological trends, understand and manage technology related risks, generate disruptive innovation, and extend or create new business models.

	Richard Barton Reed Hastings Jay Hoag	Strive Masiyiwa Greg Peters Brad Smith

Marketing
Experience and expertise developing strategies to grow market share, package and position product offerings, build brand awareness and equity, and enhance enterprise reputation.	Richard Barton	Leslie Kilgore Ted Sarandos

Human Capital Management

Experience and expertise related to human resource issues such as attracting and retaining talent, succession planning, engagement of employees, and the development and evolution of culture, including the alignment of culture and long-term strategy.

	Timothy Haley Reed Hastings	Greg Peters Ted Sarandos

DIRECTOR INDEPENDENCE

The Board has determined that each of Messrs. Barton, Döpfner, Haley, Hoag, Masiyiwa and Smith, and Mses. Kilgore, Mather, and Sweeney are independent under the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. In addition, the Board determined that Mr. Belmer was independent during the time he served on the Board.

2023 Proxy Statement	13

How We are Selected, Elected and Evaluated

Consideration of Director Nominees

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity, as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year.

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” and mailed to: Netflix, Inc., 121 Albright Way, Los Gatos, California 95032, Attention: Secretary, with a copy via email to stockholderproposals@netflix.com.

Our bylaws provide a proxy access right for stockholders, pursuant to which a stockholder, or a group of up to 20 stockholders, owning at least three percent of outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two directors or (b) twenty percent of the Board, subject to certain limitations and provided that the stockholders and nominees satisfy the requirements

14

Proposal 1: Our Board of Directors

specified in our bylaws. Appropriately nominated proxy access nominees or nominees who comply with both our advanced notice bylaw provisions and the SEC’s Rule 14a-19 will be included in the Company’s proxy statement and ballot.

Our Board Evaluation Process

Each year, our Board conducts a self-evaluation process to help assure and enhance its performance. This process is overseen by the Nominating and Governance Committee, and involves interviews of each director by our Chief Legal Officer. Feedback is sought primarily in the following areas: (a) the Board’s effectiveness, structure, culture and composition, (b) the quality of and access to information shared with the Board about our business and (c) performance of the directors and quality of Board discussions.

2023 Proxy Statement	15

How We Govern and are Governed

Our Approach to Corporate Governance

Corporate Governance Philosophy

Netflix operates in a highly competitive industry and has been in a state of constant innovation since inception. We have redefined how people watch video entertainment—first through DVD-by-mail, then streaming video, and now as one of the world’s leading entertainment services with approximately 231 million memberships in over 190 countries in 2022. We compete with a broad set of activities for consumers’ leisure time including linear TV, video games, and social media to name just a few—and that competition has only increased as this dynamic market continues to evolve and entertainment companies all around the world develop their own streaming offering.

Our corporate governance structure is built against this backdrop. Governance, in this context, means finding the right balance of rights and responsibilities among shareholders, the Board, and management, and ensuring that there are appropriate checks and balances in place. With the rapid evolution of technology and the changing media landscape, we are continually adjusting our service to meet the dynamic needs and desires of our consumers. Our governance structure is built to help us to do that.

At our 2022 annual meeting, the Netflix Board proposed and stockholders approved significant changes to our corporate governance structure. We implemented a phased-in declassification of our Board, with directors elected at this year’s annual meeting serving one-year terms and the entire Board standing for annual elections beginning in 2025 and beyond. We also eliminated supermajority voting provisions in our Amended and Restated Articles of Incorporation (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), provided shareholders with the ability to call special meetings, and adopted a majority voting standard in uncontested director elections. We also adopted a market standard director resignation policy.

Corporate Governance Practices and Stockholder Rights

We believe that with our recent corporate governance changes, we are more aligned with standard large-cap governance structures and enhanced stockholder rights. We have the following corporate governance best practices and stockholder rights:

•	One share, one vote: We have a single class of shares with each share entitled to one vote.

•	Majority voting standard: We have a majority voting standard in uncontested director elections.

•

Annual director elections (fully declassified by 2025): We have phased-in the declassification of our Board with directors elected at this year’s annual meeting serving one-year terms and the entire Board standing for annual elections beginning in 2025 and beyond.

•	Elimination of supermajority voting: We eliminated supermajority voting provisions in our Charter and Bylaws.

•

Proxy Access: A group of up to 20 stockholders, owning at least 3% of shares continuously for at least three years may nominate up to two directors or 20% of the Board (whichever is greater) for inclusion in our proxy statement.

•	Stockholder right to call a special meeting: Stockholders holding a not less than 20% net-long position in the Company continuously for at least one year may call a special meeting.

•

Director Resignation Policy: Any incumbent director who fails to receive a majority of votes cast in an uncontested election must tender their resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action.

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Proposal 1: Our Board of Directors

Stockholder Engagement and 2022 Stockholder Proposals

We are dedicated to engaging with our stockholders to solicit their views on a wide variety of issues, including corporate governance, environmental and social matters, executive compensation and other matters. Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our disclosures and corporate governance practices as set forth below.

Responsive Actions to Feedback

2022

Declassification of the Board (fully declassified in 2025)

Elimination of Supermajority Voting Provisions

Stockholder Right to Call Special Meetings

Majority Vote Standard for Uncontested Director Elections

Compensation Program Changes

Political Activity Disclosures

•  Announced intention to make governance changes, including removal of supermajority provisions, providing stockholders the ability to call special meetings, phased-in declassification of the Board and changing the voting standard for our directors in uncontested elections

•  Adopted amendments to our Charter and Bylaws to implement the phased-in declassification of the Board (fully declassified by 2025), removal of supermajority voting provisions, addition of stockholders’ right to call a special meeting, and adoption of a majority vote standard for uncontested director elections

•  Evolved our executive compensation program in response to stockholder feedback

•  Began publishing on our Investor Relations website disclosure regarding our political activities, including our political contributions, which to date have been limited

2021
Diversity and Inclusion Reporting	• Published our first Inclusion Report, which is published annually • Published our EEO-1 reports, which are published annually
2020
Sustainability Reporting Enhanced Proxy Disclosures

•  Published our first Environmental Social Governance (“ESG”) Report using the Sustainability Accounting Standards Board (SASB) reporting framework for the “Internet & Media Services” and “Media & Entertainment” industries, which is published annually

•  Significantly enhanced readability and presentation of our proxy statement, including proxy disclosures of director qualifications and skills

2019
Proxy Access	• Implemented proxy access bylaws with provisions and structure broadly consistent with market best practice

2023 Proxy Statement	17

2022 Shareholder Proposals

At our 2022 annual meeting, stockholders presented two proposals for a vote. One proposal requested that we lower the two-thirds supermajority requirement for amending our Charter and Bylaws to a simple majority. Following last year’s annual meeting, the Board adopted amendments to our Charter and Bylaws to eliminate all supermajority voting provisions. The second proposal requested additional disclosure around political spending and received majority support from stockholders. We engaged with the proponent of the second proposal, Boston Common Asset Management, to receive feedback on how to improve our political activities disclosure and align on our response. In collaboration with the proponent, we updated our political activities disclosure to further describe management and Board oversight of political activities on a global basis; disclose trade associations, including international organizations, to which we have paid more than $25,000 in dues annually, and our review of trade association membership; and disclosed our approach to public policy. Boston Common acknowledged we fully implemented the proposal.

Compensation-focused Engagement following 2022 Annual Meeting

Following our 2022 annual meeting, we continued to engage with shareholders to solicit feedback and conducted two rounds of engagement—one in the summer of 2022 and one in early 2023. Cumulatively, we invited shareholders, representing over 57% of our shares outstanding as of December 31, 2022, including some of those who did not support our 2022 Say-on-Pay vote, to participate in calls. Members of the Netflix legal and investor relations teams met with 19 shareholders, representing approximately 51% of shares outstanding. Compensation committee members participated in a majority of these engagements, meeting with shareholders representing approximately 37% of our shares outstanding, and are scheduled to meet with shareholders representing approximately another 8% of our shares outstanding prior to our annual meeting (for a total director engagement of 45% of shares outstanding). Stockholders expressed appreciation for the Board’s responsiveness in the corporate governance changes implemented following the 2022 annual meeting. Our engagement discussions in 2022 focused primarily on our executive compensation program and potential changes. In response to these discussions and feedback, the Compensation Committee is evolving our executive compensation program to include a salary cap, a minimum stock option allocation with a one-year vesting period, and a performance-based cash bonus program for our co-Chief Executive Officers and Executive Chairman. A detailed discussion of our engagement with stockholders regarding our compensation program and changes for the 2023 compensation year are included in the Compensation Discussion and Analysis section.

Additional Engagement in Early 2023

We conducted another round of engagement with shareholders, as well as major proxy advisors, in early 2023. Discussions focused on executive succession planning, the co-Chief Executive Officer leadership structure, executive compensation program changes, board refreshment, and other ESG matters. Shareholders recognized the progress and efforts made in responding to the low Say-on-Pay vote in 2022. Investors inquired about the dual CEO model and the rationale for maintaining this leadership structure following Mr. Hastings’ transition to Executive Chairman. We explained that the Board regularly discusses executive succession, and the dual CEO model was a natural evolution of the working relationship among Reed Hastings, Ted Sarandos and Greg Peters. While the dual CEO model may be unconventional, the Board believes it is appropriate for Netflix and an effective leadership structure to support Netflix’s continued growth. Investors acknowledged Netflix’s unique culture and supported Mr. Hastings’ continued involvement with the Company, and none opposed the dual CEO model.

We also discussed the Board’s approach to board succession planning and refreshment, and some investors shared their expectations around board diversity, director commitments and tenure.

18

Proposal 1: Our Board of Directors

The Role of the Board in Risk Oversight

The Board’s role in our risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including overall enterprise, strategic, operational, financial and legal risks. The Board oversees the Company’s ESG efforts, which includes human capital management, inclusion, diversity, sustainability and other matters. The Board also oversees succession planning. The Board receives regular updates from management, typically in the form of an interactive memo, where directors ask questions to management, and further discuss matters at meetings. Each of the committees oversee various ESG matters, depending on the specific issues. Committees report to the full Board regarding their respective considerations and actions.

Board The Board as a whole oversees matters related to enterprise, strategic, operational, financial and legal risk and the Company’s ESG efforts.
Nominating and Governance Committee Primary committee responsible for Board structure, governance and director independence, as well as assisting the Board in overseeing ESG matters	Audit Committee Oversees matters of financial and legal risk, including cybersecurity risk	Compensation Committee Oversees risks related to compensation issues

Company management

The executive team, led by our co-Chief Executive Officers, supervises day-to-day risk management processes, including identifying, assessing, monitoring, managing and mitigating significant business risks. Company management reports to the Board on an annual basis, or more frequently if needed, top areas of risk.

Code of Ethics

We have adopted a Code of Ethics for our directors, officers and other employees. A copy of the Code of Ethics is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx. Any changes to or waivers of the Code of Ethics will be posted at that website.

2023 Proxy Statement	19

How We are Organized

Board Meetings and Committees

The Board held four meetings during 2022. Each Board member attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Board committees.

As of the date of this Proxy Statement, the Board has three standing committees: (1) the Compensation Committee; (2) the Audit Committee; and (3) the Nominating and Governance Committee.

Compensation Committee

The Compensation Committee of the Board consists of three non-employee directors: Messrs. Döpfner and Haley (Chair), and Ms. Sweeney. Mr. Belmer also served on the Compensation Committee until he resigned on October 27, 2022. Each member of the Compensation Committee is independent in compliance with the rules of the SEC and the listing standards of the Nasdaq Stock Market as they pertain to Compensation Committee members. Each of the Compensation Committee members is also a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee reviews and approves all forms of compensation to be provided to our executive officers and directors. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held five meetings in 2022. Each member attended all the Compensation Committee meetings held during their tenure in 2022, other than Mr. Döpfner who did not attend one meeting.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

Audit Committee

The Audit Committee of the Board consists of three non-employee directors: Mr. Barton, and Mses. Kilgore and Mather (Chair), each of whom is independent in compliance with the rules of the SEC and the listing standards of the Nasdaq Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met seven times in 2022. Each member attended all of the Audit Committee meetings held in 2022.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of three non-employee directors, Messrs. Hoag (Chair), Smith and Masiyiwa. Mr. Masiyiwa was appointed to the Nominating and Governance Committee in March 2022. Each director serving

20

Proposal 1: Our Board of Directors

on the Nominating and Governance Committee is independent under the listing standards of the Nasdaq Stock Market. The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2022. Each member attended all the Nominating and Governance Committee meetings held during their tenure in 2022.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our investor relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

In 2022, the Compensation Committee consisted of Messrs. Belmer (until October 27, 2022), Döpfner, and Haley, and Ms. Sweeney, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Belmer, Döpfner, or Haley, or Ms. Sweeney had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Belmer, Döpfner, and Haley, and Ms. Sweeney, our co-Chief Executive Officers and Chief Talent Officer participated in the executive compensation process for the year ended December 31, 2022 as described below in the section entitled “Compensation Discussion and Analysis.”

Policy Regarding Director Attendance at the Annual Meeting

Our policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

The Board’s Leadership Structure

Reed Hastings, the co-founder and former co-Chief Executive Officer and President of the Company, serves as the Executive Chairman of the Board. The Board believes that Mr. Hastings is best situated to serve as the Executive Chairman given his role as the founder and former Chief Executive Officer. He continues to be employed by Netflix and serves as a strategic adviser to the co-Chief Executive Officers. He is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that the Executive Chairman helps facilitate information flow between management and the Board and fosters strategic development and execution. The co-Chief Executive Officers also serve on the Board. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and authorization to call meetings of the independent directors;

•	coordinating with the co-Chief Executive Officers and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the co-Chief Executive Officers about discussions among the independent directors;

•	helping facilitate communication among the co-Chief Executive Officers and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

2023 Proxy Statement	21

How to

Communicate

with Us

Communications with the Board

We provide a process for stockholders to send communications to the Board through the email address board@netflix.com. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

22

How We are Paid

Our directors do not receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee director of the Company in consideration for services provided to us and subject to the terms and conditions of our equity compensation plans.

We believe that for our Company, compensating directors only with options is appropriate and creates the right incentives and long-term value alignment with stockholders. Without long-term value creation, directors are not compensated as the intrinsic value of options on dates of grant is zero.

The actual number of options granted each month to each of our directors is determined by the following formula: $25,000 / ([fair market value on the date of grant] x 0.40). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant. The table below sets forth information concerning the compensation of our non-employee directors during 2022.

Compensia, Inc. (“Compensia”) annually advises the Board on our Board compensation program for the upcoming year, based on a comparison against our peer group’s board compensation programs and other compensation-related developments. We have not made any changes to the compensation program for our Board since 2016.

The following table summarizes the compensation paid to all Board members for the year ended December 31, 2022, other than Reed Hastings and Ted Sarandos whose compensation is reflected in the Summary Compensation Table:

Name	Option Awards ($)(1)	Total ($)

Richard N. Barton	436,057	436,057	(2)

Rodolphe Belmer(3)	357,237	357,237	(4)

Mathias Döpfner	436,017	436,017	(5)

Timothy M. Haley	436,057	436,057	(6)

Jay C. Hoag	436,057	436,057	(7)

Leslie Kilgore	436,057	436,057	(8)

Strive Masiyiwa	436,017	436,017	(9)

Ann Mather	436,057	436,057	(10)

Bradford L. Smith	436,057	436,057	(11)

Anne M. Sweeney	436,057	436,057	(12)

(1)	Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 as shown below. Only options to purchase whole shares are granted with any remaining amount of the grant value carried over to the next monthly grant. The differences in option award values for each of Messrs. Döpfner and Masiyiwa reflect the different carryover amounts relating to the appointment month for each director. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2022 in our Form 10-K filed with the SEC on January 26, 2023.

2023 Proxy Statement	23

Grant Date	Fair Value ($)

1/3/2022	31,014

2/1/2022	30,739

3/1/2022	30,942

4/1/2022	37,111

5/2/2022	36,926

6/1/2022	36,969

7/1/2022	37,924

8/2/2022	38,056

9/1/2022	37,862

10/3/2022	39,569

11/1/2022	39,495

12/1/2022	39,450

(2)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2022 was 35,545.
(3)	Mr. Belmer served on the Board through October 27, 2022.
(4)	Aggregate number of option awards outstanding held by Mr. Belmer at December 31, 2022 was 7,797.
(5)	Aggregate number of option awards outstanding held by Mr. Döpfner at December 31, 2022 was 8,787.
(6)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2022 was 41,495.
(7)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2022 was 15,907.
(8)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2022 was 15,374.
(9)	Aggregate number of option awards outstanding held by Mr. Masiyiwa at December 31, 2022 was 4,133.
(10)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2022 was 19,726.
(11)	Aggregate number of option awards outstanding held by Mr. Smith at December 31, 2022 was 27,541.
(12)	Aggregate number of option awards outstanding held by Ms. Sweeney at December 31, 2022 was 12,374.

24

Certain Relationships and Related

Transactions

Agreements with Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

2023 Proxy Statement	25

The Audit Committee of the Board has selected Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2023. We are submitting its selection of EY for ratification by the stockholders at the Annual Meeting. A representative of EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. EY has served as our independent registered public accounting firm since March 21, 2012. Neither applicable law nor our Bylaws require that stockholders ratify the selection of EY as our independent registered public accounting firm. However, we are submitting the selection of EY to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

During 2022 and 2021, fees for services provided by EY was as follows (in thousands):

	2022	2021

Audit Fees	$6,335	$5,800

Audit-Related Fees	245	220

Tax Fees	1,821	1,938

All Other Fees	—	—

Total	$8,401	$7,958

Audit Fees include amounts related to the audit of our annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include amounts related to accounting consultations and fees for statutory audit filings.

Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation.

Tax Fees include fees billed for tax compliance, tax advice and tax planning services.

There were no other fees billed by EY for services rendered to us, other than the services described above, in 2022 and 2021.

The Audit Committee has determined that the rendering of non-audit services by EY was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2022, services provided by EY were pre-approved by the Audit Committee in accordance with this policy.

28

Proposal 2: Our Auditors - Ratification of Appointment of Independent Registered Public Accounting Firm

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

2023 Proxy Statement	29

Report of the Audit Committee of the Board

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee has discussed with EY its independence from management and the Company and has received the written disclosures and the letter regarding EY’s communications with the Audit Committee concerning independence as required by PCAOB rules.

The Audit Committee also reviewed the fees paid to EY during the year ended December 31, 2022 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by EY were compatible with maintaining its independence.

The Audit Committee discussed with EY the overall scope and plans for its audit. The Audit Committee met with EY, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Audit Committee of the Board

Richard N. Barton

Leslie Kilgore

Ann Mather

30

Our executive officers as of April 21, 2023 are as follows1:

Executive Officers	Age	Position

Reed Hastings	62	Executive Chairman of the Board

David Hyman	57	Chief Legal Officer and Secretary

Spencer Neumann	53	Chief Financial Officer

Greg Peters	52	co-Chief Executive Officer and President

Ted Sarandos	58	co-Chief Executive Officer and President

For more information about Messrs. Hastings, Peters and Sarandos, see “Proposal 1: Our Board of Directors—Election of Directors—Who We Are.” Information about our other executive officers is set forth below:

David Hyman	CHIEF LEGAL OFFICER
AGE: 57

About:

As Chief Legal Officer, David is responsible for all legal and public policy matters for the Company. He also serves as the Company’s Secretary.

Also...

David practiced law at Morrison & Foerster in San Francisco and Arent Fox in Washington, DC. He earned his JD and Bachelor’s degrees from the University of Virginia.

Career Snapshot:

•  Chief Legal Officer and Secretary of Netflix (since 2002)

Prior:

•  General Counsel of Webvan, an online internet retailer

Spencer Neumann	CHIEF FINANCIAL OFFICER
AGE: 53

About:

Spencer was named CFO of Netflix in January of 2019, utilizing his finance, strategy, and accounting experience in media, entertainment and service oriented companies to continue to build on the company’s track record of success and innovation.

Also...

Spencer also worked at the private equity firms of Providence Equity Partners and Summit Partners. Additional positions at The Walt Disney Company, which he initially joined in 1992, included executive vice president of the ABC Television Network and CFO of the Walt Disney Internet Group. Spencer holds both a B.A. in economics and an M.B.A. from Harvard University.

Career Snapshot:

•  CFO of Netflix (since 2019)

•  Director of Adobe, Inc. (since 2021)

Prior:

•  CFO of Activision Blizzard, a video gaming company (2017-2019)

•  CFO and executive vice president of Global Guest Experience of Walt Disney Parks and Resorts, among other positions at the Walt Disney Company, a diversified multinational media and entertainment company (2012-2017)

There are no family relationships among any of our directors, nominees for director and executive officers.

[1]

In connection with our executive management transitions in January 2023, including Reed Hastings’ transition to Executive Chairman and Greg Peters’ promotion to co-Chief Executive Officer and President alongside Ted Sarandos, the Board reviewed the roles and responsibilities of the Company’s senior management team and determined our executive officers as reflected in the list set forth above.

32

PROPOSAL

03

OUR PAY:

Advisory Approval of Named Executive Officer Compensation

As required by section 14A of the Securities Exchange Act (“Section 14A”), as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

We currently hold our advisory say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years and will hold an advisory vote on the frequency of the say-on-pay votes at this year’s Annual Meeting.

We encourage stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement for an overview of our executive compensation philosophy and program, which is designed to attract and retain outstanding performers. Our compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.

The Compensation Discussion and Analysis also describes a number of changes to the executive compensation program for our co-Chief Executive Officers and Executive Chairman for the 2023 compensation year, which were adopted in response to the 2022 say-on-pay vote and stockholder engagement. These changes include: (1) a minimum 50% allocation of their allocatable compensation to stock options, (2) a salary cap of $3 million, in the case of the co-Chief Executive Officers, (3) the introduction of an annual performance-based cash bonus program under the Company’s Amended and Restated Performance Bonus Plan and (4) stock options granted to the co-Chief Executive Officers and our Executive Chairman will be subject to a one-year vesting period. The Compensation Committee believes these changes to our compensation structure align with stockholder interests and incentivize the co-Chief Executive Officers to execute on strategies aimed at achieving long-term success, while also maintaining aspects of our compensation program that we believe have helped attract and retain top talent to support our growth. At the time of the 2022 say-on-pay vote, the Compensation Committee had already approved the design of our 2022 executive compensation program. As such, all changes to the compensation program are for 2023, and we encourage stockholders to consider these changes in reviewing the say-on-pay proposal.

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the compensation of our Named Executive Officers disclosed in this Proxy Statement. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” approval of our Named Executive Officer compensation disclosed in this Proxy Statement.

34

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the frequency of future advisory votes on compensation of our Named Executive Officers for upcoming annual meetings of stockholders. Stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation every one, two or three years. Stockholders may abstain by submitting a proxy card without instruction on Proposal Four or by checking the box labeled, “abstain.”

We are required by the Dodd-Frank Act to provide stockholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years. When stockholders last voted on the frequency of the say-on-pay vote in 2017, the Board recommended an annual vote, which the stockholders supported with approximately 91% of votes. The next stockholder vote on the frequency of the say-on-pay vote is expected to be held in 2029.

Required Vote

This matter is being submitted to enable shareholders to express a preference as to whether future advisory votes on Named Executive Officer compensation should be held every year, every two years, or every three years. The vote is an advisory vote and therefore non-binding. The provisions of our Bylaws regarding the vote required to approve a proposal are not applicable to this matter, but the option that receives the highest number of votes will be considered in determining how frequently the advisory vote on compensation of our Named Executive Officers occurs in the future.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote to hold say-on-pay votes every “ONE YEAR.”

36

A Message from the Compensation Committee Chair

We thank our shareholders who met with us to provide their open and candid feedback on our executive compensation program. At the 2022 annual meeting, only 26.9% of voted shares approved the compensation of our Named Executive Officers, which was substantially lower than prior years and both the Board and the Compensation Committee believe is unacceptable. Following the 2022 annual meeting, we engaged with investors with a specific focus on soliciting feedback on evolving our executive compensation program to address concerns while also maintaining aspects of our compensation program that we believe have significantly contributed to our success.

Investors’ opinions about our compensation program continued to vary. We heard concerns about executives’ ability to choose between cash and stock options and the possibility of executives choosing entirely cash (a feature that has been part of the program for well over a decade, helps us better compete for talent and is consistent with our company culture of freedom and responsibility), a desire for more performance-based compensation, as well as vesting criteria for stock options. The Compensation Committee considered a number of potential compensation program changes and solicited feedback from investors on the proposed approaches that might best address these concerns. Following these and other discussions, and consideration by the Compensation Committee of the shareholder feedback, we have introduced changes to our executive compensation program for 2023, which apply to our co-Chief Executive Officers and Executive Chairman. The changes, detailed in the following pages, include a salary cap, a minimum stock option allocation, an annual performance-based cash bonus program, and a one-year vesting period for stock options.

We continue to strongly believe that our compensation program’s design is a significant contributor to Netflix’s success, including our ability to attract and retain talent and to align executive and shareholder interests. The Compensation Committee will continue to engage with shareholders and consider their valuable feedback.

We appreciate your trust in and commitment to Netflix, and thank you for being a shareholder.

Tim Haley

Compensation Committee Chairperson

Our Company and 2022 Performance

Netflix is one of the world’s leading entertainment services with approximately 231 million paid memberships in over 190 countries. We had a bumpy start to 2022 but a brighter finish. We added approximately 9 million paid memberships in 2022 and achieved approximately $32 billion in revenue, representing 6% year-over-year growth. We manage our business for the long term with a focus on durable shareholder value creation.

In 2022, we continued to invest heavily in content to great success. As noted in our investor letters, some of our big hits included English TV shows like Stranger Things Season 4, Wednesday, Monster: The Jeffrey Dahmer Story, Bridgerton Season 2 and Inventing Anna—as well as Harry & Meghan, our second most successful documentary series ever. We took a big step forward with our original films slate delivering a wide variety of quality films, including big hits like The Adam Project, The Gray Man, Purple Hearts and Glass Onion: A Knives Out Mystery—as well as The Sea Beast and The Tinder Swindler, our most successful animated and documentary films, respectively. We continued to expand our local language content, which was not only impactful in the home country but was enjoyed around the globe, including seven of our Top 10 most popular non-English films ever—Troll (Norway), All Quiet on the Western Front (Germany), Black Crab (Sweden), Through My Window (Spain), The Takedown (France), My Name is Vendetta (Italy), and Loving Adults (Denmark); and two of our Top 10 most popular non-English TV shows ever—All of Us Are Dead and Extraordinary Attorney Woo, both from Korea. We are producing content from countries all over the world as we believe great stories can come from anywhere and can be enjoyed everywhere.

Stockholder Engagement and the 2022 Say-on-Pay Vote Result

At our 2022 annual meeting, 26.9% of voted shares approved the compensation of our Named Executive Officers. The Compensation Committee reviewed these voting results, recognized the importance of continuing to engage with shareholders to solicit feedback and better understand their concerns regarding our compensation program and took steps to evolve the compensation program in line with feedback received from shareholders.

38

Compensation Discussion and Analysis

Outreach to shareholders representing approximately 57% of our shares outstanding

•  Following our 2022 annual meeting, we invited 26 shareholders, representing approximately 57% of our shares outstanding, including some who did not support our 2022 Say-on-Pay vote, to participate in calls to discuss our executive compensation program.[1]

•  We conducted two rounds of investor outreach—one in the summer of 2022 and one in early 2023, to ensure we fully understood shareholder feedback, concerns and perspectives.

•  Members of the Netflix legal and investor relations teams met with 19 shareholders, representing approximately 51% of shares outstanding.

•  Compensation committee members participated in a majority of these engagements, meeting with shareholders representing approximately 37% of our shares outstanding, and are scheduled to meet with shareholders representing approximately another 8% of our shares outstanding prior to our annual meeting (for a total director engagement of 45% of shares outstanding).

•  We also engaged with the proxy advisory firms, Glass Lewis and Institutional Shareholder Services.

Feedback from shareholders on our compensation program continued to vary. In particular, some shareholders expressed concerns regarding compensation magnitude, executives’ ability to choose between cash and stock options, including the ability to choose all cash compensation, the lack of traditional performance-based compensation, the use of stock options, and the lack of vesting criteria for such stock options, particularly for our co-Chief Executive Officers. Conversely, other shareholders supported and encouraged us to maintain our executive compensation program. Following our 2022 annual meeting, we discussed with shareholders potential changes to the executive compensation program. These shareholders broadly supported a minimum allocation to the stock option program, including a 50% threshold, to address the concern that compensation could be taken entirely in cash. Shareholders also supported a cap on annual salaries with a component of cash compensation to be performance-based. While shareholders varied on what vesting criteria should apply to stock options, they generally supported our move to a one-year vesting period for the options granted to our co-Chief Executive Officers and Executive Chairman.

Our Compensation Committee considered shareholders’ feedback in its deliberations regarding 2023 compensation and adopted several responsive changes to the compensation program discussed below. In evolving the executive compensation program, the Compensation Committee aimed to balance addressing shareholders’ concerns while also being mindful that other shareholders have supported and encouraged us to maintain the existing program. The Compensation Committee believes these changes to our compensation structure align with shareholder interests and incentivize the co-Chief Executive Officers to execute on strategies aimed at achieving long-term success, while also maintaining aspects of our compensation program that we believe have helped attract and retain top talent to support our growth.

We met with investors again in early 2023 to solicit feedback on our executive compensation program changes and discuss other ESG matters, including executive succession planning. Shareholders acknowledged the progress and efforts made to respond to the low Say-on-Pay vote and expressed appreciation for our responsiveness. The rationale for the executive compensation program changes was also discussed. Shareholders were largely supportive of the compensation program changes, particularly the minimum stock option allocation and the addition of performance-based compensation. Some shareholders expressed a desire for longer performance periods while others noted that one-year performance periods were appropriate. Some shareholders expressed concerns regarding compensation magnitude. Shareholders asked about the performance metrics to be used, stock ownership guidelines and consideration of using performance-based equity awards other than stock options to ensure long-term alignment with shareholders.

The Compensation Committee greatly values the engagement with our shareholders and will continue to consider feedback in its ongoing executive compensation decisions.

Key Changes to the 2023 Compensation Program

At the time of the Say-on-Pay vote in 2022, the Compensation Committee had already approved the design of our 2022 executive compensation program. As such, all changes to the compensation program are for 2023. The following compensation program changes apply to our co-Chief Executive Officers, Ted Sarandos and Greg Peters, and Executive Chairman, Reed Hastings: (1) a minimum 50% allocation of their allocatable compensation to stock options, (2) a salary cap of $3 million, in the case of the co-Chief Executive Officers, (3) the introduction of an annual performance-based cash bonus program (the “Bonus Program”) under the Company’s Amended and Restated Performance Bonus Plan (the “Bonus Plan”) and (4) stock options granted to the co-Chief Executive Officers and our Executive Chairman will be subject to a one-year vesting period.

[1]	Percentages are based on shares outstanding as of December 31, 2022.

2023 Proxy Statement	39

The Bonus Program aims to align pay for performance, by awarding cash bonuses only upon the achievement of defined performance targets. We believe this aligns our co-Chief Executive Officers’ compensation with the Company’s financial performance and the interests of our stockholders. The Compensation Committee administers the Bonus Program, including determining the cash bonus amounts, financial performance periods, performance metrics and other criteria. The portion of the allocatable compensation not allocated to stock options and in excess of the applicable salary cap is subject to the Bonus Program. In 2023, Mr. Sarandos and Mr. Peters are participating in the Bonus Program. Mr. Hastings is not participating in the Bonus Program because, in connection with his transition to Executive Chairman, his allocatable compensation was reduced to $3 million, of which $2.5 million was allocated to stock options. Following this transition and related reduction in compensation, total allocatable compensation for Messrs. Hastings, Sarandos and Peters as a group decreased by $21 million or 21% year over year.

During the first quarter of 2023, the Compensation Committee chose FX neutral revenue and FX neutral operating margin achieved in the fiscal year ending December 31, 2023 as the financial performance metrics for the 2023 Bonus Program. The Compensation Committee set targets at levels it considered to be appropriately rigorous for the year, including requiring growth in revenue compared to the prior year. Additional information regarding 2023 executive compensation, including the 2023 Bonus Program and the specific targets they were measured against, will be included in our proxy statement for our 2024 annual shareholders’ meeting. Following the completion of the 2023 fiscal year, the Compensation Committee will certify the Company’s actual performance and determine the bonuses payable to Mr. Sarandos and Mr. Peters.

In making these changes, the Compensation Committee sought to maintain some personal choice – which it continues to believe is a differentiating feature that is core to our talent attraction and retention strategy – while also being responsive to shareholder concerns. This is achieved by allowing the executive officers continued flexibility to choose among cash salary and stock options, and in the case of the co-Chief Executive Officers, the annual performance-based cash bonus within the new parameters introduced. The Compensation Committee considered and determined that for 2023, it would maintain the compensation program for the remaining Named Executive Officers to maximize flexibility and personal choice and to remain competitive in attracting and retaining top talent. The Compensation Committee will continue to set a dollar-denominated annual compensation amount for each Named Executive Officer (“allocatable compensation”), who can then choose to allocate a portion of that compensation amount toward stock options or cash compensation.

WHAT WE HEARD FROM SHAREHOLDERS	HOW WE RESPONDED

Executives’ ability to choose between cash and stock options

Shareholders expressed concern that the executives have the ability to choose between cash and stock options and could potentially take all their compensation in cash.

Salary Cap for the co-Chief Executive Officers

For the 2023 compensation year, the co-Chief Executive Officers will have a $3 million salary cap.

Minimum Stock Option Allocation for the co-Chief Executive Officers and Executive Chairman

We will require the co-Chief Executive Officers and Executive Chairman to allocate at least 50% of their allocatable compensation to stock options.

Lack of traditional performance-based compensation Shareholders expressed concern that there was not a performance-based component of compensation.

Performance Bonus Program

We have adopted an annual performance-based cash bonus program, in which the co-Chief Executive Officers and Executive Chairman are eligible to participate. The portion of the allocatable compensation that is not allocated to stock options and that is in excess of the applicable salary cap is required to be subject to the Bonus Program, and therefore such amounts will be at risk and subject to the achievement of objective financial metrics.

40

Compensation Discussion and Analysis

WHAT WE HEARD FROM SHAREHOLDERS	HOW WE RESPONDED

Lack of vesting criteria for options Shareholders expressed concern that stock options were immediately vested.

One-Year Vesting Period for Stock Options Granted to the co-Chief Executive Officers and Executive Chairman in 2023 and Minimum Stock Option Allocation

Beginning with the 2023 compensation year, the options granted to the co-Chief Executive Officers and Executive Chairman will be subject to a one-year vesting period.

The co-Chief Executive Officers and Executive Chairman must also allocate at least 50% of their allocatable compensation to stock options. Our option grant formula requires 40% stock price appreciation from the date of grant before an executive breaks even with the foregone cash compensation. In practice, our methodology serves as de facto vesting criteria because it requires meaningful performance improvement before it is worthwhile to exercise the options.

2022 Named Executive Officers

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers listed below, and the titles reflect the positions held by each Named Executive Officer on December 31, 2022:

•	Reed Hastings, co-Chief Executive Officer, President, and Chairman of the Board

•	Ted Sarandos, co-Chief Executive Officer and Chief Content Officer

•	Greg Peters, Chief Operating Officer and Chief Product Officer

•	Spencer Neumann, Chief Financial Officer

•	David Hyman, Chief Legal Officer

•	Rachel Whetstone, Chief Communications Officer

We believe the Co-CEO structure provides broad expertise and deep leadership at the highest level of the Company and provides an efficient and effective leadership model to support our future growth.

Compensation Philosophy

We aim to provide highly competitive compensation packages for all our key positions, including our Named Executive Officers. We operate in a highly dynamic industry where the market for talent is extremely competitive. We rely on our Named Executive Officers to execute on the Company’s strategies and initiatives for long-term success. To attract and retain top talent, we believe we must provide highly competitive compensation packages. As such, our compensation practices are also tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual employee, rather than by seniority.

The Compensation Committee aims for the compensation program to be simple to understand and administer, to be transparent to both stockholders and executive officers, and to create a long-term alignment between our stockholders and our executive officers. Individual compensation is linked to Company performance by virtue of the stock options we grant.

Our compensation practices are evaluated by the Compensation Committee on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations, along with input from our shareholders, may result in refinements to the compensation program, including changes in how compensation is determined and awarded.

2023 Proxy Statement	41

2022 Compensation Program Overview

Our long-term success depends on our continued ability to innovate and create opportunities for our members to engage. We push forward the boundaries of our industry and do not believe success can be measured by any specific isolated performance metric. A combination of long-term financial, strategic and operational achievements has to occur for our stock price to appreciate meaningfully to deliver value to our executives. The current program design incentivizes the spirit of creativity and innovative achievements that are at the foundation of our long-term success.

The key elements of our compensation program for 2022, applicable to the majority of our employees, including our Named Executive Officers, and how they align with our compensation philosophy are as follows:

•

Salary and stock options. Our compensation program in 2022 consisted of only base salary and stock options. It was the same program for our executive officers as it is for the majority of our employees. We used stock options as we believe that they correlate compensation with stockholder returns, and encourage a long-term perspective aligned with investors. Further, especially given how we’ve designed the stock option allocation portion of our program in which employees can allocate cash compensation toward stock options, we believe our compensation program encourages employees to take on an investor mindset. Importantly, as described below, our stock price needs to appreciate more than 40% before the employee is better off allocating cash to stock options.

•

Personal Choice. We set a dollar-denominated annual compensation amount for each eligible employee (“allocatable compensation”) who can then choose to allocate any portion of that compensation amount toward stock options. We believe that providing choice and flexibility helps us better compete for talent as the individual employee can customize their compensation to fit varying lifestyle needs. This approach is also consistent with our company culture of freedom and responsibility.

•

Monthly Grants. We grant stock options on the first trading day of each month with the number of options granted based on the closing stock price on that trading day (see formula below). We believe granting options monthly produces a dollar cost averaging effect—unlike annual grants which are more subject to the vagaries of the market—which helps reduce the potential negative impacts with employee distraction and morale.

•	Objective and Transparent Stock Option Grant Formula. The number of monthly stock options granted is determined by the following formula:

(the amount of an employee’s total annual stock option allocation/12)
(the closing trading price of a share of our stock on the grant date x 0.40)

For example:

If our stock price is $300 on the date of grant and the recipient allocated $1,200 per month of their allocatable compensation to stock options, the recipient would receive 10 stock options with an exercise price of $300.

$1200	=	1200	=	10 options with an
$300*0.40		120		exercise price of $300

The stock price would need to rise to $420 (40% appreciation from $300) for the recipient to earn back the $1,200 of cash they traded for the options:

$420 - $300 = $120 x 10 shares = $1,200

Anything below a 40% appreciation in the stock means that the employee would have been better off electing cash. We believe that this structure and the corresponding trade-off of current cash compensation for longer-term appreciation potential significantly aligns our employee interest with that of our stockholders.

42

Compensation Discussion and Analysis

The chart below demonstrates how this options formula necessitates meaningful performance for employees to realize value by illustrating the relationship between the value of $1,200 worth of compensation if the employee elects cash (the red line), compared to 10 stock options under our program (the green line).

In 2022, each Named Executive Officer elected to allocate a portion of their annual compensation to our stock option program. Reed Hastings, our co-Chief Executive Officer in 2022 allocated 98% of his annual compensation toward our stock option program, Ted Sarandos, our co-Chief Executive Officer allocated 50% of his annual compensation toward our stock option program, and the average election across our Named Executive Officers was 48%.

•

Vested 10-year Stock Options. In 2022, we granted fully vested 10-year stock options, which means that employees have 10 years from the date of grant to exercise their options. We believe a 10-year option life is important to encourage participation in the equity portion of our compensation program and reinforce a long-term focus. As the options must increase by 40% from the date of grant before they break even with the traded cash, as a practical matter, it takes time before it is worthwhile for an employee to exercise their vested options. We believe this serves as de facto vesting criteria and aligns employees’ and stockholders’ interests. We do not believe that forced exercise upon termination creates a healthy environment or secures a high-performing workforce. We want our employees to stay at Netflix because they are passionate about their roles and want to help Netflix be successful in the long run.

2023 Proxy Statement	43

Dilution, Burn Rate and Equity Overhang

The Compensation Committee, with the assistance of its compensation consultant, Compensia, reviews the Company’s compensation program annually, including the stock option program to ensure that we balance our employee compensation objectives with our stockholders’ interests. The Compensation Committee regularly reviews the proportion of our total shares outstanding used annually for the stock option program (our “burn rate”), the potential voting power dilution to our stockholders (our “equity overhang”), and the average value of the stock options granted to employees, each in relation to the companies in our compensation peer group. The following table provides detailed information regarding our burn rate and equity overhang for 2020, 2021 and 2022.

	2020	2021	2022

Gross Burn Rate(1)	0.43%	0.35%	0.83%

Net Burn Rate(2)	0.43%	0.35%	0.83%

Equity Overhang(3)	4.22%	3.96%	4.47%

(1)	Gross Burn Rate equals (x) the number of options we granted in each year divided by (y) our weighted average common shares outstanding for that year.

(2)	Net Burn Rate equals (x) the number of options we granted minus options canceled in each year divided by (y) our weighted average common shares outstanding for that year.

(3)	Equity Overhang equals (x) the total number of our unexercised options outstanding at each year end divided by (y) our total common shares outstanding at each year end.

Our burn rate was significantly lower than industry thresholds established by certain major proxy advisory firms, and has historically been well below the median burn rate of our compensation peer group, including in 2020 and 2021. We have yet to analyze the 2022 burn rate of our peers.

Determining Executive Compensation

We aim to pay employees at the top of their personal market. We believe this helps us attract and retain the most talented employees from around the globe. To establish the top of personal market for each of our Named Executive Officers, the Compensation Committee (a) reviews and considers the performance of each Named Executive Officer and (b) considers, for each Named Executive Officer, the estimated amount of compensation:

i.	we would be willing to pay to retain that person;

ii.	we would have to pay to replace the person; and

iii.	the individual could otherwise command in the employment marketplace.

Role of executive officers

Each of our co-Chief Executive Officers, in consultation with our Chief Talent Officer, reviews market compensation information prepared by Compensia for each of the other Named Executive Officers. The co-Chief Executive Officers then make a recommendation to the Compensation Committee regarding compensation for the other Named Executive Officers. The Compensation Committee reviews and discusses this information and the recommendation by the co-Chief Executive Officers, and then determines a dollar-denominated amount available for allocation to salary and stock options for each such Named Executive Officer, as it deems appropriate. The Compensation Committee also approved the stock option allocation amount for each Named Executive Officer for their 2022 compensation.

Our co-Chief Executive Officers’ compensation is determined by the Compensation Committee outside the presence of the co-Chief Executive Officers. The Compensation Committee’s decision regarding compensation for the co-Chief Executive Officers is based on the philosophy described above. It includes a review of comparative data, including the compensation paid by the companies in our compensation peer group to their chief executive officers and consideration of the accomplishments of the co-Chief Executive Officers in developing the business strategy for the Company, the Company’s performance against this strategy, and the co-Chief Executive Officers’ ability to attract and retain senior management. In establishing each co-Chief Executive Officer’s compensation, the Compensation Committee is also mindful of the results of the Say-on-Pay vote for the prior year and any input received from shareholders.

44

Compensation Discussion and Analysis

Compensation for any given year is generally established at the end of the prior year. The 2022 compensation for our Named Executive Officers was determined at the end of 2021.

Role of the compensation consultant

In determining compensation for 2022, the Compensation Committee retained Compensia, a national compensation consulting firm, as its independent compensation consultant to advise on executive and director compensation matters. Compensia provided various services to the Compensation Committee during 2022, including the review, analysis and update of our compensation peer group; the review and analysis of our Named Executive Officer compensation against competitive market data based on the companies in our compensation peer group; the analysis of potential executive compensation program changes for 2023; the review and analysis of our non-employee director compensation; and support on other ad hoc matters. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the Nasdaq listing standards, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Peer group and benchmarking

The Compensation Committee works with Compensia in determining an appropriate peer group of companies each year. After review of the criteria used to evaluate current and potential peer companies, no changes were made to the peer group from 2021. We retained Warner Bros. Discovery following Discovery, Inc.’s combination with AT&T’s WarnerMedia business. The compensation peer group for 2022 was composed of the following companies:

2022 Netflix Peer Group

Activision Blizzard, Inc.	Oracle Corporation

Adobe, Inc.	PayPal Holdings, Inc.

AT&T Inc.	Paramount Global

Booking Holdings Inc.	Salesforce, Inc.

Charter Communications, Inc.	Sirius XM Holdings, Inc.

Comcast Corporation	Tesla, Inc.

DISH Network Corporation	The Walt Disney Company

Electronic Arts Inc.	Verizon Communications Inc.

Mastercard Incorporated	Visa Inc.

Meta Platforms, Inc.	Warner Bros. Discovery

With respect to each of our Named Executive Officers, in determining compensation, the Compensation Committee considered our compensation philosophy as described above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. We do not specifically benchmark compensation for our Named Executive Officers in terms of picking a particular percentile relative to other individuals with similar titles at peer group companies. The Compensation Committee believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

Elements of Executive Compensation

For 2022 compensation, we used only salary and stock options, augmented by very limited perquisites, to compensate our Named Executive Officers. Across the broader employee base, we also use salary and stock options as our key compensation components to remain competitive within the marketplace. Similarly situated companies typically offer employees an equity component as part of their overall compensation package and as such, we believe it is important to provide this opportunity to our employees, including our Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, we endeavor to tailor individuals’ compensation to their personal compensation preferences and thereby offer a more compelling compensation package than those with whom we compete for talent.

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Cash Compensation

As described above, our 2022 compensation program offered our Named Executive Officers the opportunity to select the proportion of cash and equity compensation they receive each year. While our Named Executive Officers generally have elected to receive a significant portion of their compensation in equity, the remaining compensation is paid in cash in the form of salary.

Stock Options

We believe that equity ownership, including stock and stock options, helps align the interest of our Named Executive Officers with those of our stockholders and links executive compensation to long-term Company performance.

Furthermore, because the stock options are granted at the fair market value of our common stock on the date of the option grant and are not generally transferable, they are only of value to the recipient if the market value of our common stock increases after the date of grant, thereby directly linking compensation in the form of stock options to Company performance.

Granting options on a monthly basis provides employees with a “dollar-cost averaging” approach to the price of their option grants. By granting options each month rather than on a less frequent basis, we believe it alleviates to a great extent the arbitrariness of option grant timing and the potential negative employee issues associated with “underwater” options.

Stock options granted in 2022 were vested upon grant and are exercisable for up to ten years following grant regardless of employment status. As discussed above, the stock price needs to appreciate at least 40% before an employee is better off allocating cash to stock options. We believe this serves as de facto vesting criteria and aligns employees’ and stockholders’ interests. We believe that the ten-year life of the options enhances their value for each employee and thereby encourages equity ownership in the Company, which is helpful in aligning employee and stockholder interests. We do not believe that expiration of options closely following employment termination has a desirable impact on employee retention. Rather, we believe that creating and maintaining a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including our Named Executive Officers.

Empirically, stock options have proven to be an effective way of creating long-term alignment between executives and stockholders. Even though the options are vested upon grant, our Named Executive Officers often do not exercise their options for an extended period of time.

Other Components of Compensation

In 2022, each Named Executive Officer was eligible to receive an additional $16,000 in annual compensation that may be used to defray the cost of health care benefits previously paid by us on the same basis as other employees. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.

In addition to base salary and stock options, certain eligible U.S. employees, including our Named Executive Officers, have the opportunity to participate in our 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 4% of their compensation to the 401(k) fund, subject to limitations under applicable law. Messrs. Neumann, Sarandos, and Hyman all participated in this program in 2022 and therefore we matched their 401(k) contributions as shown in the compensation tables of this Proxy Statement.

We also maintain a group term life insurance policy for all full-time employees, including our Named Executive Officers. We permit our Named Executive Officers and their family members and guests to use our corporate aircraft for personal use and consider amounts related to such travel to be a perquisite. Additionally, our Named Executive Officers are permitted to use a company-provided car service under certain circumstances. We also pay for residential security measures and services for certain Named Executive Officers when deemed necessary. All of these perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Executive Compensation Allocations for 2022

Compensation for a given year is generally established at the end of the prior year. As such, 2022 compensation for our Named Executive Officers was determined at the end of 2021. Throughout 2021, the Named Executive Officers executed on our long-term strategy, adding 18 million paid memberships in 2021 and achieving approximately $30 billion in revenue, representing

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Compensation Discussion and Analysis

19% year-over-year growth from 2020. Our profitability also improved in 2021, with operating income rising 35% year-over-year while operating margins increased from 18% to 21% compared to 2020. We also invested heavily in content with great success. Some of the biggest hits in 2021 included new series like Squid Game, Maid and Lupin, and returning shows such as The Witcher, You, La Casa de Papel (aka Money Heist), and Sex Education, as well as films like Red Notice and Don’t Look Up. In 2021, we also added mobile games to our service.

In 2022, we permitted our Named Executive Officers to allocate their compensation between cash and stock options. Our Named Executive Officers continue to express their confidence in the Company and our growth strategy by electing to receive a significant percentage of their compensation through at-risk stock option awards. These elections are made prior to the compensation year and are irrevocable. For 2022, the following elections were made by our Named Executive Officers:

Named Executive Officer(1)	Allocatable Compensation ($)	Amount of Allocatable Compensation Elected to be received as Stock Options (%)	Amount of Allocatable Compensation Elected to be received as Cash Salary (%)

Reed Hastings, co-Chief Executive Officer, President, Chairperson of the Board	34,650,000	98.1	1.9

Ted Sarandos, co-Chief Executive Officer and Chief Content Officer	40,000,000	50.0	50.0

Greg Peters, Chief Operating Officer and Chief Product Officer	24,000,000	33.3	66.7

Spencer Neumann, Chief Financial Officer	14,000,000	50.0	50.0

David Hyman, Chief Legal Officer	11,000,000	45.5	54.5

Rachel Whetstone, Chief Communications Officer	6,500,000	15.4	84.6

(1)	Titles reflect the positions held by each Named Executive Officer on December 31, 2022.

While the total annual stock option allocation is expressed in a dollar denomination, we use the total annual stock option allocation only to calculate the number of stock options to be granted. The total annual stock option allocation is not available to the employees as cash compensation, except where an employee who has allocated a portion of their compensation toward stock options receives severance payments and as otherwise set forth in our Amended and Restated Executive Severance and Retention Incentive Plan (the “Severance Plan”).

In determining the compensation of our Named Executive Officers for 2022, in consultation with Compensia, the Compensation Committee considered the philosophy described above, including the top of personal market compensation approach. The following factors were considered for each Named Executive Officer:

•

for Mr. Hastings, the Compensation Committee acknowledged his accomplishments in continuing to develop and evolve the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In consideration of Mr. Hastings’ increasing delegation of management to Messrs. Sarandos and Peters, and the scope of responsibilities and duties for Messrs. Sarandos and Peters, the Compensation Committee kept Mr. Hastings’ allocatable compensation flat at $34,650,000 for 2022.

•

for Mr. Sarandos, consideration was given to his role as co-Chief Executive Officer, in addition to his role as Chief Content Officer, and that the Compensation Committee did not increase his allocatable compensation upon his appointment as co-Chief Executive Officer in 2020 or in 2021. The Compensation Committee also considered competitive market compensation paid by other similarly-situated companies, his global stature as a leading media executive and his role in obtaining globally relevant content for the Company’s international expansion, his significant contributions to the Company’s original content strategy, and the market demand for high-level content programming talent. Mr. Sarandos’ allocatable compensation was increased from $34,650,000 to $40,000,000 for 2022.

•

for Mr. Peters, consideration was given to his role as Chief Operating Officer, in addition to his role as Chief Product Officer, and that the Compensation Committee did not increase his allocatable compensation upon his appointment in 2020 as Chief Operating Officer or in 2021. The Compensation Committee also considered his performance in developing and deploying our increasingly complex engineering systems to support our continued expansion and languages, new entertainment offerings such as games, and new product offerings to enhance user experience, as well as the continued market demand for engineering talent. His allocatable compensation was increased from $18,900,000 to $24,000,000 for 2022.

•

for Mr. Neumann, consideration was given to competitive market compensation paid by other similarly-situated companies and that the Compensation Committee did not increase his compensation in 2021. The Compensation Committee also considered

2023 Proxy Statement	47

his experience in leading a financial organization in the media industry, as well as the increasing complexity of our financial reporting as we introduced games and made a number of acquisitions. Mr. Neumann’s allocatable compensation was increased from $11,550,000 to $14,000,000 for 2022.

•

for Mr. Hyman, consideration was given to competitive market compensation paid by other similarly-situated companies and that the Compensation Committee did not increase his compensation in 2021. The Compensation Committee also considered his performance in managing and developing a global legal and public policy function. His allocatable compensation was increased from $9,450,000 to $11,000,000 for 2022.

•

for Ms. Whetstone, consideration was given to competitive market compensation paid by other similarly-situated companies and that the Compensation Committee did not increase her compensation in 2021. The Compensation Committee also considered her deep knowledge and international experience in leading global communications. Her allocatable compensation was increased from $5,250,000 to $6,500,000 for 2022.

Individual employee performance, including that of our Named Executive Officers, is evaluated on an ongoing basis. To the extent such performance exceeds or falls short of our performance values, we may take action that includes, in the case of star performers, promotions or increases in compensation or, in the case of underperformers, demotion, a reduction in compensation or termination.

In 2022, the compensation components for our Named Executive Officers were as follows. Please see the Summary Compensation Table provided in this Proxy Statement for a complete description of the compensation of our Named Executive Officers:

Name and Position(1)	2022 Total Annual Stock Option Allocation, with 1/12 granted monthly ($)(2)	2022 Annual Cash Salary ($)

Reed Hastings, co-Chief Executive Officer, President, and Chairperson of the Board	34,000,000	650,000

Ted Sarandos, co-Chief Executive Officer and Chief Content Officer	20,000,000	20,000,000

Greg Peters, Chief Operating Officer and Chief Product Officer	8,000,000	16,000,000

Spencer Neumann, Chief Financial Officer	7,000,000	7,000,000

David Hyman, Chief Legal Officer	5,000,000	6,000,000

Rachel Whetstone, Chief Communications Officer	1,000,000	5,500,000

(1)	Titles reflect the positions held by each Named Executive Officer on December 31, 2022.

(2)	The dollar amounts set forth in this column are different than the amounts in the “Option Awards” column of the Summary Compensation Table. The difference arises as the stock option allocation in the table above is the amount used to determine the number of options granted, whereas the dollar values of stock option grants in the Summary Compensation Table reflects their grant date fair value under generally accepted accounting principles in the U.S.

Method for determining monthly stock option grants

After the total annual stock option allocation is established, our Named Executive Officers receive monthly option grants pursuant to our monthly stock option program, which is applicable to the majority of our employees. Under this program, eligible employees, including our Named Executive Officers, receive on the first trading day of the month fully vested options granted at fair market value as reflected by the closing price of our stock on the date of the option grant. The number of stock options granted monthly fluctuates based on the closing price of our stock on the date of the option grant.

In 2022, the actual number of options granted to our Named Executive Officers each month was determined by the following formula: (The amount of an employee’s total annual stock option allocation/12) / ([the closing price of our stock on the date of option grant] x 0.40).

For stock option accounting purposes, the dollar values of stock options granted by the Company, as reflected in the Summary Compensation Table are different than the dollar values of the total annual stock option allocation in the table above. The difference arises as the stock option allocation in the table above is the amount used to determine the number of options granted, whereas the dollar values of stock option grants in the Summary Compensation Table reflects their grant date fair value under generally accepted accounting principles in the U.S.

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Compensation Discussion and Analysis

Named Executive Officer Compensation for 2023

Allocatable compensation for our Named Executive Officers in 2023 was determined in consultation with Compensia. For the fiscal year ending December 31, 2023, the compensation components for our Named Executive Officers serving in 2022 are being allocated as follows, based on the methods described above. In January 2023, Reed Hastings transitioned from co-Chief Executive Officer to Executive Chairman, and Greg Peters was promoted to co-Chief Executive Officer and President. The Compensation Committee adjusted Reed Hastings’ and Greg Peters’ compensation in connection with these executive transitions, as reflected below. Allocatable compensation for our other Named Executive Officers remained flat as compared to 2022. As discussed above, we have adopted the following changes to the 2023 compensation program for the co-Chief Executive Officers and Executive Chairman: (1) a minimum 50% allocation of the officer’s allocatable compensation to stock options, (2) a salary cap of $3 million in the case of the co-Chief Executive Officers, (3) a portion of allocatable compensation not allocated to stock options and in excess of the applicable salary cap will be subject to the Bonus Program with the estimated target bonus levels indicated below, and (4) the stock options will be subject to a one-year vesting period.

Name and Position(1)	2023 Annual Stock Option Allocation ($)	2023 Annual Stock Option Allocation as percentage of Allocatable Compensation (%)	2023 Annual Salary ($)	2023 Annual Salary as Percentage of Allocatable Compensation (%)	2023 Estimated Target Bonus ($)	2023 Estimated Target Bonus as percentage of Allocatable Compensation (%)

Reed Hastings, Executive Chairman of the Board(2)	2,500,000	83.3	500,000	16.7	—	—

Ted Sarandos, co-Chief Executive Officer and President	20,000,000	50.0	3,000,000	7.5	17,000,000	42.5

Greg Peters, co-Chief Executive Officer and President(3)	17,325,000	50.0	3,000,000	8.7	14,325,000	41.3

Spencer Neumann, Chief Financial Officer	7,000,000	50.0	7,000,000	50.0	—	—

David Hyman, Chief Legal Officer	7,000,000	63.6	4,000,000	36.4	—	—

Rachel Whetstone, Chief Communications Officer	800,000	12.3	5,700,000	87.7	—	—

(1)	Titles reflect the positions held as of April 21, 2023.

(2)	The Compensation Committed adjusted Mr. Hastings’ compensation upon his transition from co-Chief Executive Officer to Executive Chairman on January 13, 2023 from $34,650,000 in allocatable compensation, of which $34,000,000 was allocated to stock options and $650,000 was allocated to cash salary to $3,000,000 in allocable compensation, which was allocated as set forth above.

(3)	The Compensation Committee adjusted Mr. Peters’ compensation upon his promotion to co-Chief Executive Officer on January 13, 2023 from $24,000,000 in allocatable compensation, of which $12,000,000 was allocated to stock options, $1,500,000 to cash salary and $10,500,000 to the estimated target bonus, to $34,650,000 million in allocatable compensation, which was allocated as set forth above.

Termination-Based Compensation and Change in Control Retention Incentives

Our Named Executive Officers are beneficiaries of our Severance Plan. Under this Severance Plan, each employee of the Company at the level of Vice President or higher (“Covered Executive”) is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as they sign a waiver and release of claims in a form reasonably satisfactory to the Company.

In 2022, the severance benefit consisted of a lump sum cash payment equal to 12 months of allocatable compensation, or, for newly-hired Covered Executives only, a cash payment equal to 36 months of allocatable compensation, which is reduced by an amount equal to one month of allocatable compensation for each month of tenure at the Company for the first 24 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of 12 months of allocatable compensation. The Severance Plan also provides discretion to the plan administrator to provide a severance benefit that is different than the standard 12 months of allocatable compensation, so long as

2023 Proxy Statement	49

the benefit is no less than 12 months. The right to receive a severance benefit terminates upon a change in control transaction, so that the Covered Executives under the Severance Plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit described above, the Severance Plan provides that eligible employees covered by the Severance Plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to 12 months of allocatable compensation regardless of whether their employment terminates.

We have a “single trigger” change in control benefit for our executive officers. We use a single trigger change in control benefit because we believe that double trigger benefits, which require the occurrence of both a change in control and the executive’s termination of service from the Company for an executive to receive severance, creates a misaligned incentive for executives to attempt to be terminated from the Company in the event of a change in control. We would rather encourage our executives to continue to focus on the long-term success of the Company and retain their service with the Company instead of their individual severance opportunities.

The benefits owing under the Severance Plan are to be paid to an individual covered under the applicable plan by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. We believe that benefits under the Severance Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Severance Plan is an important mechanism for attracting and retaining outstanding performers. Each of the terms “allocatable compensation,” “cause” and “change in control” are defined in the Severance Plan, a copy of which is attached as Exhibit 10.1 to the Company’s Form 10-Q filed on April 21, 2023.

The Bonus Plan provides for a prorated bonus in the event of an involuntary termination (other than for cause) based on the number of calendar days a participant was actively employed during a given performance period. Each of the terms “cause,” “participant” and “performance period” are defined in the Bonus Plan, a copy of which is attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 9, 2022.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) was among the provisions that were amended pursuant to The Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017. The prior version of Section 162(m) generally disallowed a tax deduction for compensation that we paid to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeded $1 million in any taxable year. However, this deduction limitation did not apply to compensation that was “performance-based” under Section 162(m). The Tax Act amended Section 162(m) to eliminate the exception for performance-based compensation. As a result, effective for our 2018 fiscal year and thereafter, the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Section 162(m) is $1 million per officer, subject to a transition rule that is described below.

The Tax Act also expanded the individuals covered by Section 162(m), which now includes the Chief Executive Officer, Chief Financial Officer, the three most highly compensated officers and any former covered employee for any taxable year beginning after December 31, 2016. Separately, the Tax Act included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. We continued to grant stock options in 2022, although the compensation income recognized upon exercise of such grants by individuals covered by Section 162(m) will not be deductible by us to the extent the total compensation for each such individual exceeds $1 million in the year in which the stock options are exercised. Additionally, cash payments made under the Bonus Plan to individuals covered by Section 162(m) will not be deductible by us to the extent that the total compensation for each such individual exceeds $1 million in the applicable year.

The Compensation Committee considers the tax impact of the Company’s compensation program, and will generally seek to preserve the deductibility of any performance-based compensation that is subject to the transition rule of the Tax Act, to the extent practicable and in the best interests of the Company and its stockholders. However, to maintain the flexibility to provide compensation programs for our Named Executive Officers that will best incentivize them to achieve our key business objectives, the Compensation Committee reserves the right to pay compensation that is not tax deductible.

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Compensation Discussion and Analysis

Prohibition on Hedging

Our Insider Trading Policy prohibits our section 16 officers and directors from engaging in any transactions involving any hedging or derivatives of Company equity securities, including trading in futures and derivative securities and engaging in hedging activities relating to our securities (including forward sales contracts, equity swaps, collars, puts, calls, exchange traded options and exchange funds), or otherwise engaging in transactions that are designed to hedge or offset decreases in the market value of our equity securities, provided that it does not limit director and officer participation in our stock option program. This prohibition applies only to transactions initiated on or after March 4, 2020 and applies to Company equity securities that are (i) granted to the section 16 officer or director by the Company as part of their compensation or (ii) held, directly or indirectly, by the section 16 officer or the director.

Clawback of Performance-Based Awards

The Netflix, Inc. 2020 Stock Plan allows us to recover certain performance-based equity awards or amounts paid in respect of such awards in the event of certain acts of misconduct by award recipients. Such misconduct generally relates to contributing to or failing to take reasonable steps to prevent an accounting restatement due to material noncompliance with financial reporting requirements. Further the Amended and Restated Performance Bonus Plan provides that awards may be subject to recoupment policies of the Company, as applicable.

On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The Company intends to review and revise its current recoupment policies and/or adopt a new recoupment policy, to comply with the new requirements, once the Nasdaq listing standards become effective.

Compensation Risk

Our compensation policies for non-executive salaried employees are generally the same as those outlined for our Named Executive Officers. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee of the Board

Mathias Döpfner

Timothy M. Haley

Anne Sweeney

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Compensation of Named Executive Officers and Other Matters

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the compensation paid to our Named Executive Officers in 2022, 2021, and 2020. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
REED HASTINGS co-Chief Executive Officer, President, and Chairperson of the Board	2022	650,000	49,408,182	1,015,055(4)	51,073,237
	2021	650,000	39,731,118	442,607(4)	40,823,725
	2020	650,000	42,428,87	147,146(4)	43,226,024
TED SARANDOS co-Chief Executive Officer and Chief Content Officer	2022	20,000,000	28,512,519	1,786,777(5)	50,299,296
	2021	20,000,000	17,119,501	1,112,663(6)	38,232,164
	2020	20,000,000	18,304,124	1,014,127(7)	39,318,251
GREG PETERS Chief Operating Officer and Chief Product Officer	2022	16,000,000	11,512,000	617,263(8)	28,129,263
	2021	12,000,000	8,063,284	308,109(9)	20,371,393
	2020	12,000,000	8,664,337	141,658(10)	20,805,995
SPENCER NEUMANN Chief Financial Officer	2022	7,000,000	10,022,952	38,537(11)	17,061,489
	2021	6,000,000	6,480,431	30,265(12)	12,510,696
	2020	6,050,000	6,865,017	24,134(13)	12,939,151
DAVID HYMAN Chief Legal Officer	2022	6,000,000	7,237,681	12,971(14)	13,250,652
	2021	4,725,000	5,440,831	11,742(15)	10,177,573
	2020	5,500,000	4,956,023	13,324(16)	10,469,347
RACHEL WHETSTONE Chief Communications Officer	2022	5,500,000	1,401,707	2,799(17)	6,904,506
	2021	4,750,000	579,116	302(18)	5,329,418
	2020	4,800,000	555,929	170(18)	5,356,099

(1)	Titles reflect the positions held by each Named Executive Officer on December 31, 2022.

(2)	Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year, computed in accordance with FASB ASC Topic 718. The dollar amounts set forth in the Option Awards column are different than the stock option allocation amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allocation amounts in such section are reflective of the total compensation amount attributable to stock option grants, rather than the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 in our Form 10-K filed with the SEC on January 26, 2023.

(3)	We permit our Named Executive Officers and their family members and guests to use our corporate aircraft for personal use. Personal use of company aircraft is calculated based upon our actual aggregate incremental cost to operate the aircraft, including fuel, engine maintenance programs, landing and handling fees, and crew travel costs, as well as other variable costs.

(4)	Includes $1,014,843, $442,607, and $147,146 for personal use of company aircraft in 2022, 2021, and 2020, respectively, as well as $212 for car services in 2022.

(5)	Includes $12,200 representing our matching contribution made under our 401(k) plan, $11,299 for car services, $336,148 for personal use of company aircraft, and $1,427,129 in residential security costs paid to a third-party provider by the Company valued on the basis of aggregate incremental cost to the Company. The Compensation Committee approved the residential security costs after considering the potential security concerns related to Mr. Sarandos’s service as an executive officer and believes the security costs are a necessary and appropriate business expense.

(6)	Includes $11,600 representing our matching contribution made under our 401(k) plan, $16,353 for car services, $192,137 for personal use of company aircraft, and $892,573 in residential security costs paid to a third-party provider by the Company valued on the basis of aggregate incremental cost to the Company.

(7)	Includes $11,400 representing our matching contribution made under our 401(k) plan, $7,639 for car services, and $995,088 in residential security costs paid to a third-party provider by the Company valued on the basis of aggregate incremental cost to the Company.

(8)	Includes $510,375 for personal use of company aircraft, $1,579 for car services, and $49,864 in tax penalties arising from Mr. Peters’ prior expatriate assignment and $55,445 in related tax gross-up.

(9)	Includes $308,109 for personal use of company aircraft.

(10)	Includes $140,394 for personal use of company aircraft and $1,264 for commuting expenses.

(11)	Includes $12,200 representing our matching contribution made under our 401(k) plan, $ 6,563 for personal use of company aircraft and $19,774 for car services.

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Compensation of Named Executive Officers and Other Matters

(12)	Includes $11,600 representing our matching contribution made under our 401(k) plan, $8,305 for personal use of company aircraft and $10,359 for car services.

(13)	Includes $14,581 representing our matching contribution made under our 401(k) plan, $2,174 for personal use of company aircraft and $7,379 for car services.

(14)	Includes $12,200 representing our matching contribution made under our 401(k) plan and $771 for commuting expenses.

(15)	Includes $11,600 representing our matching contribution made under our 401(k) plan and $142 for car services.

(16)	Includes $11,400 representing our matching contribution made under our 401(k) plan, $1,664 for commuting expenses and $260 for car services.

(17)	Includes $2,799 for personal use of company aircraft.

(18)	Includes $302 and $170 for car services in 2021 and 2020, respectively.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2022. As described above in “Compensation Discussion and Analysis,” we grant eligible employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These stock options can generally be exercised up to 10 years following the date of grant, regardless of employment status. These are the only type of equity awards made to the Named Executive Officers. The material terms of these stock option grants, including the formula for determining the number of stock options to be granted, are set forth above in the “Compensation Discussion and Analysis.”

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Reed Hastings	1/3/2022	11,858	597.37	3,502,445
	2/1/2022	15,495	457.13	3,502,255
	3/1/2022	18,340	386.24	3,502,895
	4/1/2022	18,966	373.47	4,189,532
	5/2/2022	35,513	199.46	4,189,646
	6/1/2022	36,718	192.91	4,189,556
	7/1/2022	39,363	179.95	4,302,037
	8/1/2022	31,313	226.21	4,302,002
	9/1/2022	30,792	230.04	4,302,051
	10/3/2022	29,632	239.04	4,475,246
	11/1/2022	24,702	286.75	4,475,286
	12/1/2022	22,348	316.95	4,475,224

Ted Sarandos	1/3/2022	5,109	597.37	1,509,022
	2/1/2022	9,115	457.13	2,060,216
	3/1/2022	10,788	386.24	2,060,482
	4/1/2022	11,157	373.47	2,464,547
	5/2/2022	20,890	199.46	2,464,497
	6/1/2022	21,599	192.91	2,464,465
	7/1/2022	23,155	179.95	2,530,642
	8/1/2022	18,419	226.21	2,530,532
	9/1/2022	18,113	230.04	2,530,627
	10/3/2022	17,431	239.04	2,632,560
	11/1/2022	14,530	286.75	2,632,414
	12/1/2022	13,146	316.95	2,632,508

2023 Proxy Statement	55

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Greg Peters	1/3/2022	2,406	597.37	710,649
	2/1/2022	3,646	457.13	824,086
	3/1/2022	4,315	386.24	824,154
	4/1/2022	4,463	373.47	985,863
	5/2/2022	8,356	199.46	985,799
	6/1/2022	8,640	192.91	985,831
	7/1/2022	9,262	179.95	1,012,256
	8/1/2022	7,367	226.21	1,012,130
	9/1/2022	7,245	230.04	1,012,222
	10/3/2022	6,973	239.04	1,053,114
	11/1/2022	5,812	286.75	1,052,965
	12/1/2022	5,258	316.95	1,052,923

Spencer Neumann	1/3/2022	1,936	597.37	571,827
	2/1/2022	3,190	457.13	721,019
	3/1/2022	3,776	386.24	721,206
	4/1/2022	3,904	373.47	862,381
	5/2/2022	7,313	199.46	862,751
	6/1/2022	7,559	192.91	862,488
	7/1/2022	8,104	179.95	885,697
	8/1/2022	6,447	226.21	885,734
	9/1/2022	6,340	230.04	885,782
	10/3/2022	6,100	239.04	921,267
	11/1/2022	5,086	286.75	921,435
	12/1/2022	4,601	316.95	921,358

David Hyman	1/3/2022	1,648	597.37	486,762
	2/1/2022	2,279	457.13	515,110
	3/1/2022	2,697	386.24	515,120
	4/1/2022	2,789	373.47	616,081
	5/2/2022	5,222	199.46	616,065
	6/1/2022	5,400	192.91	616,144
	7/1/2022	5,789	179.95	632,687
	8/1/2022	4,605	226.21	632,667
	9/1/2022	4,528	230.04	632,621
	10/3/2022	4,358	239.04	658,177
	11/1/2022	3,632	286.75	658,013
	12/1/2022	3,287	316.95	658,227

Rachel Whetstone	1/3/2022	174	597.37	51,393
	2/1/2022	456	457.13	103,067
	3/1/2022	539	386.24	102,947

56

Compensation of Named Executive Officers and Other Matters

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Rachel Whetstone (continued)	4/1/2022	558	373.47	123,260
	5/2/2022	1,045	199.46	123,283
	6/1/2022	1,080	192.91	123,228
	7/1/2022	1,158	179.95	126,559
	8/1/2022	921	226.21	126,533
	9/1/2022	905	230.04	126,440
	10/3/2022	872	239.04	131,695
	11/1/2022	726	286.75	131,530
	12/1/2022	658	316.95	131,765

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2022. All stock options are fully vested and can generally be exercised up to 10 years following the date of grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings	22,348	316.95	12/01/2032
	24,702	286.75	11/01/2032
	29,632	239.04	10/03/2032
	30,792	230.04	09/01/2032
	31,313	226.21	08/01/2032
	39,363	179.95	07/01/2032
	36,718	192.91	06/01/2032
	35,513	199.46	05/02/2032
	18,966	373.47	04/01/2032
	18,340	386.24	03/01/2032
	15,495	457.13	02/01/2032
	11,858	597.37	01/03/2032
	11,466	617.77	12/01/2031
	10,398	681.17	11/01/2031
	11,553	613.15	10/01/2031
	12,169	582.07	09/01/2031
	13,750	515.15	08/02/2031
	13,276	533.54	07/01/2031
	14,193	499.08	06/01/2031
	13,913	509.11	05/03/2031
	13,131	539.42	04/01/2031

2023 Proxy Statement	57

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings (continued)	12,864	550.64	03/01/2031
	13,141	539.04	02/01/2031
	13,547	522.86	01/04/2031
	14,038	504.58	12/01/2030
	14,632	484.12	11/02/2030
	13,428	527.51	10/01/2030
	12,727	556.55	09/01/2030
	14,206	498.62	08/03/2030
	14,585	485.64	07/01/2030
	16,631	425.92	06/01/2030
	17,057	415.27	05/01/2030
	19,455	364.08	04/01/2030
	18,589	381.05	03/02/2030
	19,786	358.00	02/03/2030
	19,456	329.81	01/02/2030
	20,699	309.99	12/02/2029
	22,373	286.81	11/01/2029
	23,802	269.58	10/01/2029
	22,181	289.29	09/03/2029
	20,083	319.50	08/01/2029
	17,130	374.60	07/01/2029
	19,061	336.63	06/03/2029
	16,939	378.81	05/01/2029
	17,486	366.96	04/01/2029
	17,958	357.32	03/01/2029
	18,881	339.85	02/01/2029
	22,338	267.66	01/02/2029
	20,597	290.30	12/03/2028
	18,839	317.38	11/01/2028
	15,676	381.43	10/01/2028
	16,444	363.60	09/04/2028
	17,670	338.38	08/01/2028
	15,016	398.18	07/02/2028
	16,612	359.93	06/01/2028
	19,085	313.30	05/01/2028
	21,332	280.29	04/02/2028
	20,590	290.39	03/01/2028
	22,557	265.07	02/01/2028
	21,966	201.07	01/02/2028

58

Compensation of Named Executive Officers and Other Matters

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings (continued)	23,641	186.82	12/01/2027
	22,306	198.00	11/01/2027
	24,952	177.01	10/02/2027
	25,275	174.74	09/01/2027
	24,264	182.03	08/01/2027
	30,216	146.17	07/03/2027
	27,097	162.99	06/01/2027
	28,431	155.35	05/01/2027
	30,062	146.92	04/03/2027
	30,961	142.65	03/01/2027
	31,373	140.78	02/01/2027
	31,130	127.49	01/03/2027
	33,857	117.22	12/01/2026
	32,188	123.30	11/01/2026
	38,670	102.63	10/03/2026
	40,755	97.38	09/01/2026
	42,055	94.37	08/01/2026
	41,055	96.67	07/01/2026
	39,097	101.51	06/01/2026
	42,629	93.11	05/02/2026
	37,547	105.70	04/01/2026
	40,374	98.30	03/01/2026
	42,176	94.09	02/01/2026
	25,959	109.96	01/04/2026
	22,765	125.37	12/01/2025
	26,513	107.64	11/02/2025
	26,933	105.98	10/01/2025
	26,977	105.79	09/01/2025
	25,360	112.56	08/03/2025
	30,485	93.64	07/01/2025
	32,067	89.00	06/01/2025
	35,868	79.58	05/01/2025
	48,363	59.02	04/01/2025
	41,601	68.61	03/02/2025
	45,290	63.01	02/02/2025
	25,074	49.85	01/02/2025
	25,599	48.83	12/01/2024
	22,526	55.49	11/03/2024
	19,943	62.69	10/01/2024
	18,361	68.09	09/02/2024

2023 Proxy Statement	59

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings (continued)	20,566	60.77	08/01/2024
	18,494	67.59	07/01/2024
	20,734	60.29	06/02/2024
	25,998	48.07	05/01/2024
	23,996	52.10	04/01/2024
	19,635	63.66	03/03/2024
	21,637	57.77	02/03/2024
	16,079	51.83	01/02/2024
	16,030	51.99	12/02/2023
	17,717	47.04	11/01/2023
	17,969	46.37	10/01/2023
	20,188	41.29	09/03/2023
	23,415	35.59	08/01/2023
	26,012	32.04	07/01/2023
	26,278	31.71	06/03/2023

Ted Sarandos	13,146	316.95	12/01/2032
	14,530	286.75	11/01/2032
	17,431	239.04	10/03/2032
	18,113	230.04	09/01/2032
	18,419	226.21	08/01/2032
	23,155	179.95	07/01/2032
	21,599	192.91	06/01/2032
	20,890	199.46	05/02/2032
	11,157	373.47	04/01/2032
	10,788	386.24	03/01/2032
	9,115	457.13	02/01/2032
	5,109	597.37	01/03/2032
	4,940	617.77	12/01/2031
	4,481	681.17	11/01/2031
	4,978	613.15	10/01/2031
	5,243	582.07	09/01/2031
	5,925	515.15	08/02/2031
	5,720	533.54	07/01/2031
	6,116	499.08	06/01/2031
	5,995	509.11	05/03/2031
	5,658	539.42	04/01/2031
	5,543	550.64	03/01/2031
	5,662	539.04	02/01/2031
	5,837	522.86	01/04/2031
	6,049	504.58	12/01/2030

60

Compensation of Named Executive Officers and Other Matters

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Ted Sarandos (continued)	6,304	484.12	11/02/2030
	5,786	527.51	10/01/2030
	5,484	556.55	09/01/2030
	6,121	498.62	08/03/2030
	6,284	485.64	07/01/2030
	7,166	425.92	06/01/2030
	7,350	415.27	05/01/2030
	8,383	364.08	04/01/2030
	8,010	381.05	03/02/2030
	8,525	358.00	02/03/2030
	8,527	329.81	01/02/2030
	8,802	319.50	08/01/2029
	7,508	374.60	07/01/2029
	8,355	336.63	06/03/2029
	7,425	378.81	05/01/2029
	7,664	366.96	04/01/2029
	7,871	357.32	03/01/2029
	8,276	339.85	02/01/2029
	7,783	381.43	10/01/2028
	8,165	363.60	09/04/2028
	8,773	338.38	08/01/2028
	7,456	398.18	07/02/2028
	8,248	359.93	06/01/2028
	15,679	146.17	07/03/2027
	16,279	140.78	02/01/2027
	19,282	127.49	01/03/2027
	25,245	97.38	09/01/2026
	26,050	94.37	08/01/2026
	25,430	96.67	07/01/2026
	26,405	93.11	05/02/2026
	25,008	98.30	03/01/2026
	26,125	94.09	02/01/2026
	15,952	125.37	12/01/2025
	21,357	93.64	07/01/2025
	22,470	89.00	06/01/2025
	25,130	79.58	05/01/2025

Greg Peters	5,258	316.95	12/01/2032
	5,812	286.75	11/01/2032
	6,973	239.04	10/03/2032
	7,245	230.04	09/01/2032

2023 Proxy Statement	61

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Greg Peters (continued)	7,367	226.21	08/01/2032
	9,262	179.95	07/01/2032
	8,640	192.91	06/01/2032
	8,356	199.46	05/02/2032
	4,463	373.47	04/01/2032
	4,315	386.24	03/01/2032
	3,646	457.13	02/01/2032
	2,406	597.37	01/03/2032
	2,327	617.77	12/01/2031
	2,111	681.17	11/01/2031
	2,344	613.15	10/01/2031
	2,470	582.07	09/01/2031
	2,790	515.15	08/02/2031
	2,694	533.54	07/01/2031
	2,881	499.08	06/01/2031
	2,823	509.11	05/03/2031
	2,665	539.42	04/01/2031
	2,611	550.64	03/01/2031
	2,666	539.04	02/01/2031
	2,750	522.86	01/04/2031
	2,849	504.58	12/01/2030
	2,969	484.12	11/02/2030
	2,725	527.51	10/01/2030
	2,583	556.55	09/01/2030
	2,883	498.62	08/03/2030
	2,960	485.64	07/01/2030
	3,375	425.92	06/01/2030
	3,461	415.27	05/01/2030
	3,949	364.08	04/01/2030
	3,772	381.05	03/02/2030
	4,015	358.00	02/03/2030
	4,296	329.81	01/02/2030
	4,570	309.99	12/02/2029
	4,939	286.81	11/01/2029
	5,255	269.58	10/01/2029
	4,897	289.29	09/03/2029
	4,434	319.50	08/01/2029
	3,782	374.60	07/01/2029
	4,209	336.63	06/03/2029
	3,739	378.81	05/01/2029

62

Compensation of Named Executive Officers and Other Matters

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Greg Peters (continued)	3,861	366.96	04/01/2029
	3,965	357.32	03/01/2029
	4,168	339.85	02/01/2029
	5,137	267.66	01/02/2029
	4,737	290.30	12/03/2028
	4,332	317.38	11/01/2028
	3,605	381.43	10/01/2028
	3,782	363.60	09/04/2028
	4,063	338.38	08/01/2028
	3,453	398.18	07/02/2028
	3,820	359.93	06/01/2028
	4,389	313.30	05/01/2028
	4,906	280.29	04/02/2028
	4,735	290.39	03/01/2028
	5,187	265.07	02/01/2028
	3,523	201.07	01/02/2028
	3,791	186.82	12/01/2027
	3,578	198.00	11/01/2027
	4,001	177.01	10/02/2027
	4,054	174.74	09/01/2027
	3,891	182.03	08/01/2027
	4,668	146.17	07/03/2027
	4,186	162.99	06/01/2027
	4,392	155.35	05/01/2027
	4,644	146.92	04/03/2027
	4,783	142.65	03/01/2027
	4,846	140.78	02/01/2027
	5,352	127.49	01/03/2027
	5,821	117.22	12/01/2026
	5,533	123.30	11/01/2026
	6,648	102.63	10/03/2026
	7,007	97.38	09/01/2026
	7,230	94.37	08/01/2026

Spencer Neumann	4,601	316.95	12/01/2032
	5,086	286.75	11/01/2032
	6,100	239.04	10/03/2032
	6,340	230.04	09/01/2032
	6,447	226.21	08/01/2032
	8,104	179.95	07/01/2032
	7,559	192.91	06/01/2032

2023 Proxy Statement	63

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Spencer Neumann (continued)	7,313	199.46	05/02/2032
	3,904	373.47	04/01/2032
	3,776	386.24	03/01/2032
	3,190	457.13	02/01/2032
	1,936	597.37	01/03/2032
	1,872	617.77	12/01/2031
	1,697	681.17	11/01/2031
	1,886	613.15	10/01/2031
	1,986	582.07	09/01/2031
	2,245	515.15	08/02/2031
	2,167	533.54	07/01/2031
	2,317	499.08	06/01/2031
	2,271	509.11	05/03/2031
	2,143	539.42	04/01/2031
	2,100	550.64	03/01/2031
	2,145	539.04	02/01/2031
	2,192	522.86	01/04/2031
	2,270	504.58	12/01/2030
	2,367	484.12	11/02/2030
	2,173	527.51	10/01/2030
	2,058	556.55	09/01/2030
	2,298	498.62	08/03/2030
	2,360	485.64	07/01/2030
	2,690	425.92	06/01/2030
	2,759	415.27	05/01/2030
	3,147	364.08	04/01/2030
	3,007	381.05	03/02/2030
	3,201	358.00	02/03/2030
	3,158	329.81	01/02/2030
	3,361	309.99	12/02/2029
	3,632	286.81	11/01/2029
	3,864	269.58	10/01/2029
	3,601	289.29	09/03/2029
	3,260	319.50	08/01/2029
	2,781	374.60	07/01/2029
	3,095	336.63	06/03/2029
	2,750	378.81	05/01/2029
	2,838	366.96	04/01/2029
	2,916	357.32	03/01/2029
	1,308	339.85	02/01/2029

64

Compensation of Named Executive Officers and Other Matters

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

David Hyman	3,287	316.95	12/01/2032
	3,632	286.75	11/01/2032
	4,358	239.04	10/03/2032
	4,528	230.04	09/01/2032
	4,605	226.21	08/01/2032
	5,789	179.95	07/01/2032
	5,400	192.91	06/01/2032
	5,222	199.46	05/02/2032
	2,789	373.47	04/01/2032
	2,697	386.24	03/01/2032
	2,279	457.13	02/01/2032
	1,648	597.37	01/03/2032
	1,594	617.77	12/01/2031
	1,445	681.17	11/01/2031
	1,605	613.15	10/01/2031
	1,691	582.07	09/01/2031
	1,911	515.15	08/02/2031
	1,845	533.54	07/01/2031
	1,972	499.08	06/01/2031
	1,934	509.11	05/03/2031
	1,825	539.42	04/01/2031
	1,787	550.64	03/01/2031
	1,827	539.04	02/01/2031
	1,573	522.86	01/04/2031
	1,631	504.58	12/01/2030
	1,700	484.12	11/02/2030
	1,560	527.51	10/01/2030
	1,479	556.55	09/01/2030
	1,650	498.62	08/03/2030
	1,695	485.64	07/01/2030
	1,932	425.92	06/01/2030
	1,981	415.27	05/01/2030
	2,260	364.08	04/01/2030
	2,160	381.05	03/02/2030
	2,299	358.00	02/03/2030
	2,432	329.81	01/02/2030
	2,587	309.99	12/02/2029
	2,796	286.81	11/01/2029
	2,976	269.58	10/01/2029
	2,772	289.29	09/03/2029

2023 Proxy Statement	65

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

David Hyman (continued)	2,511	319.50	08/01/2029
	2,141	374.60	07/01/2029
	2,383	336.63	06/03/2029
	2,117	378.81	05/01/2029
	2,186	366.96	04/01/2029
	2,245	357.32	03/01/2029
	2,360	339.85	02/01/2029
	2,549	267.66	01/02/2029
	2,350	290.30	12/03/2028
	2,150	317.38	11/01/2028
	1,789	381.43	10/01/2028
	1,876	363.60	09/04/2028
	2,017	338.38	08/01/2028
	1,713	398.18	07/02/2028
	1,896	359.93	06/01/2028
	2,177	313.30	05/01/2028
	2,435	280.29	04/02/2028
	2,349	290.39	03/01/2028
	2,574	265.07	02/01/2028
	1,259	201.07	01/02/2028
	1,355	186.82	12/01/2027
	1,278	198.00	11/01/2027
	1,430	177.01	10/02/2027
	1,449	174.74	09/01/2027
	1,390	182.03	08/01/2027
	1,732	146.17	07/03/2027
	1,553	162.99	06/01/2027
	1,630	155.35	05/01/2027
	1,722	146.92	04/03/2027
	1,775	142.65	03/01/2027
	1,798	140.78	02/01/2027
	3,276	127.49	01/03/2027
	3,564	117.22	12/01/2026
	3,387	123.30	11/01/2026
	4,070	102.63	10/03/2026
	4,290	97.38	09/01/2026
	4,426	94.37	08/01/2026
	4,321	96.67	07/01/2026
	4,115	101.51	06/01/2026
	4,487	93.11	05/02/2026

66

Compensation of Named Executive Officers and Other Matters

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

David Hyman (continued)	3,952	105.70	04/01/2026
	4,249	98.30	03/01/2026
	4,439	94.09	02/01/2026
	2,274	109.96	01/04/2026
	1,994	125.37	12/01/2025
	2,322	107.64	11/02/2025
	2,359	105.98	10/01/2025
	2,363	105.79	09/01/2025
	2,221	112.56	08/03/2025
	2,667	93.64	07/01/2025
	2,807	89.00	06/01/2025
	3,143	79.58	05/01/2025

Rachel Whetstone	658	316.95	12/01/2032
	726	286.75	11/01/2032
	872	239.04	10/03/2032
	905	230.04	09/01/2032
	921	226.21	08/01/2032
	1,158	179.95	07/01/2032
	1,080	192.91	06/01/2032
	1,045	199.46	05/02/2032
	558	373.47	04/01/2032
	539	386.24	03/01/2032
	456	457.13	02/01/2032
	174	597.37	01/03/2032
	169	617.77	12/01/2031
	153	681.17	11/01/2031
	170	613.15	10/01/2031
	179	582.07	09/01/2031
	202	515.15	08/02/2031
	195	533.54	07/01/2031
	209	499.08	06/01/2031
	204	509.11	05/03/2031
	194	539.42	04/01/2031
	189	550.64	03/01/2031
	193	539.04	02/01/2031
	179	522.86	01/04/2031
	186	504.58	12/01/2030
	194	484.12	11/02/2030
	177	527.51	10/01/2030
	169	556.55	09/01/2030

2023 Proxy Statement	67

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Rachel Whetstone (continued)	188	498.62	08/03/2030
	193	485.64	07/01/2030
	220	425.92	06/01/2030
	226	415.27	05/01/2030
	257	364.08	04/01/2030
	246	381.05	03/02/2030
	262	358.00	02/03/2030
	221	329.81	01/02/2030
	235	309.99	12/02/2029
	254	286.81	11/01/2029
	271	269.58	10/01/2029
	252	289.29	09/03/2029
	228	319.50	08/01/2029
	195	374.60	07/01/2029
	217	336.63	06/03/2029
	192	378.81	05/01/2029
	199	366.96	04/01/2029
	204	357.32	03/01/2029
	214	339.85	02/01/2029
	137	267.66	01/02/2029
	20	290.30	12/03/2028

Option Exercises

There were no exercises of stock options by the Named Executive Officers during the year ended December 31, 2022.

68

Compensation of Named Executive Officers and Other Matters

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers are beneficiaries of our Severance Plan, as described in more detail above in “Compensation Discussion and Analysis—Termination-Based Compensation and Change in Control Retention Incentives.” The information below reflects the estimated value of the compensation to be paid by us to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Severance Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2022 and is based on 2023 allocatable compensation, which went into effect prior to the end of the 2022 fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Severance Benefit ($)(1)	Change in Control Benefit ($)(2)

Reed Hastings	34,650,000	34,650,000

Ted Sarandos	40,000,000	40,000,000

Spencer Neumann	14,000,000	14,000,000

Greg Peters	24,000,000	24,000,000

David Hyman	11,000,000	11,000,000

Rachel Whetstone	6,500,000	6,500,000

(1)	The amounts in this column correspond to lump sum payments in cash that are equal to twelve months of allocatable compensation. The amounts in this column would be payable upon a termination of employment (other than for cause, death, or permanent disability), so long as the Named Executive Officer signs a waiver and release of claims in a form reasonably satisfactory to us. The right to receive a severance benefit terminates upon a change in control transaction, so that the Named Executive Officers are not entitled to both a change in control benefit and a severance benefit.

(2)	The amounts in this column correspond to lump sum payments in cash that are equal to twelve months of allocatable compensation for the Named Executive Officer as of December 31, 2022. These are single-trigger payments that would be made upon a change in control, provided that the Named Executive Officer had not previously received severance under the Severance Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Co-Chief Executive Officers in 2022, Messrs. Hastings and Sarandos. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2022 annual total compensation as determined under Item 402 of Regulation S-K was $51,073,237 for Mr. Hastings and $50,299,296 for Mr. Sarandos, the co-Chief Executive Officers on December 31, 2022. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $218,400. Based on the foregoing, our estimate of the ratio of our Co-Chief Executive Officers’ annual total compensation to our median employee’s annual total compensation for fiscal year 2022 is 234 to 1, in the case of Mr. Hastings, and 230 to 1, in the case of Mr. Sarandos.1 Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We selected December 31, 2022, which is within the last three months of 2022, as the date upon which we would identify the “median employee.” We also used December 31 as our measuring date in 2021. Consistent with the Summary Compensation Table, we examined total annual compensation for all employees (excluding Messrs. Hastings and Sarandos), which included: base salary, option awards consisting of stock options, and other compensation such as 401(k) matching contributions. We annualized the compensation of all full-time and part-time employees who were not employed by us for all of 2022. For employees outside the United States, we converted their compensation to U.S. dollars using the applicable average exchange rate for 2022.

[1]

While the 2022 allocatable compensation for Mr. Sarandos was higher than for Mr. Hastings, the total compensation amount determined under Item 402 of Regulation S-K and resulting pay ratios differ due to the accounting valuation attributable to their stock option grants.

2023 Proxy Statement	69

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

John Chevedden, 2215 Nelson Ave, No. 205, Redondo Beach, CA 90278, the beneficial owner of 10 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

Proposal 5—Reform the Current Impossible Special Shareholder Meeting Requirements

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 15% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give all shares, including street name shares, the right to formally participate in calling for a special shareholder meeting to the fullest extent possible and to clear up any ambiguity on whether street name shares can formally participate equally in calling for a special shareholder meeting without converting their shares to another class of stock.

One of the main purposes of this proposal is to give all shares, regardless of the length of continuous stock ownership, the right to formally participate in calling for a special shareholder meeting to the fullest extent possible

It is important to adopt this proposal because it may appear that all Netflix shares held in street name are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this potentially ill-conceived Netflix rule management discriminates against shareholders who bought Netflix stock in street name which is the most efficient form of ownership for most Netflix shareholders.

Also all Netflix shares not held for one continuous year are now 100% disqualified from formally participating in the call for a special shareholder meeting. Under this ill-conceived Netflix rule management discriminates against shareholders who bought Netflix stock during the past 12 months.

No company has cited in its proxy one example of shareholders of any company who succeeded in calling for a special shareholder meeting where the company excludes all street name shares.

No company has cited in its proxy one example of shareholders of any company who succeeded in calling for a special shareholder meeting at any company that excludes all shares owned for less than a continuous year.

Thus Netflix seems to have 2 bullet-proof defenses to make sure that a special shareholder meeting will never be called due to the burden Netflix places on shareholders by these 2 under the radar exclusions.

Please vote yes:

Reform the Current Impossible Special Shareholder Meeting Requirements—Proposal 5

72

Proposal 5: Stockholder Proposal - Reform the Current Impossible Special Shareholder Meeting Requirements

Netflix Opposing Statement

The Board has considered this Proposal 5 and concluded that it is based on an erroneous reading of the Company’s Bylaws and its adoption would not be in the best interests of Netflix or our stockholders. This is especially so in light of the enhanced rights of our stockholders, including our existing stockholder special meeting right, which were recently approved by stockholders at the 2022 Annual Meeting of Stockholders with approximately 99.6% of the votes cast in favor.

The proponent’s supporting statement says that one of the proposal’s main purposes is to “give all shares, including street name shares…regardless of the length of continuous stock ownership” the special meeting right and notes that there is ambiguity on “whether street name shares can formally participate equally in calling for a special shareholder meeting without converting their shares to another class of stock.” However, this is false. As is true for almost all public companies, our Bylaws do allow “street name” holders to submit a special meeting request via the record holder of their “street name” shares, and “street name” holders unambiguously have the right to call special meetings if they meet the requirements under our Bylaws. This proposal is thus based on an erroneous reading of our Bylaws and is misleading.

This Proposal 5 also requests that the Board lower the threshold required to call a special meeting from 20% to 15%.

The Board believes that maintaining the Company’s current requirements for calling special meetings is in the best interest of our stockholders. The current special meeting right permits stockholders (whether stockholders of record themselves or acting on behalf of beneficial owners) holding not less than a 20% “net long” position in our outstanding common stock continuously for at least one year the right to call a special meeting. This threshold was adopted as part of our broader move toward an updated governance structure. In our engagements, stockholders have consistently conveyed their positive reactions to our corporate governance changes, including our special meeting right and the safeguards around such right.

We believe that the current 20% threshold and one-year holding period is reasonable and strikes an appropriate balance between enhancing our stockholders’ ability to act on important and urgent matters and protecting against misuse by a small number of stockholders whose interests may not be shared by the majority of stockholders. In providing a special meeting right, our Board recognized the need for appropriate parameters, given that special meetings of stockholders can be disruptive to business operations, incur substantial expenses and harm long-term stockholder interests. Convening a meeting of stockholders imposes significant administrative and operational costs on the Company. A significant amount of attention by the Board, management and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term value and operating the Company’s business in the best interests of stockholders and resulting in unnecessary expenses. Because special meetings require a considerable diversion of resources, such meetings should be limited to circumstances where a substantial number of non-transient stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. The Company’s existing special meeting right permits stockholders with a significant and durationally meaningful interest in the Company to call special meetings, while helping ensure that special meetings of stockholders are less likely to be disruptive to the Company and its operations and more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process. With a lower threshold, a small number of stockholders could use the special meeting right to advance special interest agendas, goals not widely shared by the stockholder base as a whole or apply short-term oriented pressure inconsistent with the long-term interests of the Company and our stockholders.

In addition, our existing stockholder special meeting right is consistent with—and in some aspects, more stockholder friendly than—the special meeting rights of the majority of S&P 500 companies. As of February 2023, of the S&P 500 companies that allow stockholders to call special meetings, almost two-thirds have set the threshold at 20% or higher, with the most common aggregate threshold at 25% (FactSet). In addition, over one-third of S&P 500 companies do not allow stockholders to call special meetings at all (FactSet). Our special meeting threshold is already lower than most large companies, and we see no reason to reduce it further.

For the foregoing reasons, the Board unanimously recommends that you vote “AGAINST” Proposal 5.

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal 5.

2023 Proxy Statement	73

PROPOSAL

06

STOCKHOLDER PROPOSAL:

Netflix-Exclusive Board of Directors

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

National Center for Public Policy and Research, 2005 Massachusetts Ave., NW, Washington, DC 20036, the beneficial owner of at least $2,000 of the Company’s common stock for at least three years on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

Netflix-Exclusive Board of Directors

Resolved:

Shareholders of Netflix Inc. (the “Company”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, forbidding Company directors from simultaneously sitting on the boards of directors of other companies.

This policy would be phased in for the next election of directors in 2024. All Company directors who are currently directors at other companies would have to resign from those positions in order to meet the requirements for being nominated to the Board.

Supporting Statement:

Almost every Netflix director currently sits on the board of at least one other company:

•	Ann Mather is also a director at Alphabet, Bumble and Blend Labs

•	Brad Smith is also the Vice Chair and President of Microsoft

•	Mathias Döpfner is also a director at Warner Music Group and is the Chairman and CEO of Axel Springer

•	Ted Sarandos is also a director at Spotify

•	Richard Barton is also a director at Qurate Retail, Artsy and Zillow, and is the CEO of Zillow

•	Jay Hoag is also a director at Zillow Group, TCV Acquisition, TripAdvisor and Peloton

•	Timothy Haley is also a director at 2U, ThredUp and Zuora, and is a managing director at Redpoint Ventures and Institutional Venture Partners

•	Leslie Kilgore is also a director at Nextdoor Holdings and Pinterest

•	Strive Masiyiwa is also a director at Unilever, National Geographic Society and the Global Advisory board of Bank of America, and is the Chairman of Econet Group

Netflix isn’t alone in this regard – nearly all large corporations are guilty of contributing to the corporate incest problem that’s plaguing the management of American business.

While this corporate practice may seem innocently cooperative to some, it creates a situation in which board members across corporations are interchangeable and thus have more allegiance to each other than they do to the companies they are supposed to serve. In other words, the sharing and swapping of board members between corporations has given rise to an elitist managerial class that has sway over most large companies at the same time.

Netflix Co-CEO Ted Sarandos is also a member of the Business Roundtable, an organization whose explicit purpose is to assemble high ranking executives from numerous large corporations under one shared vision for all businesses.

We believe that the role of directors is to provide oversight of management independent of the interests of other companies. There is a potential conflict of interest for directors to oversee management of more than one business at the same time.

Currently, Netflix is a contributor to this problem. By adopting this proposal, the Company can become a leader amongst other large corporations in prioritizing the interests of shareholders over the interests of the managerial class.

76

Proposal 6: Stockholder Proposal - Netflix-Exclusive Board of Directors

Netflix Opposing Statement

This Proposal 6 requests that the Board adopt a policy, and amend the Bylaws as necessary, forbidding directors from sitting on the boards of other companies. The Board has considered the stockholder proposal and concluded that its adoption would not be in the best interests of Netflix or our stockholders because it would prevent Netflix from attracting and retaining the most qualified directors.

We understand that service on the boards of other public companies requires an additional time commitment by our directors. We also recognize, however, the invaluable insight and experience that directors gain by serving on other boards, which ultimately benefits and significantly enhances the value of these directors to the Company and our stockholders. We remain confident that our directors’ service on other public company boards does not interfere with their ability to fulfill their duties to Netflix and our stockholders, as they are actively engaged and effective. This approach is also in line with market practice. Moreover, our Board conducts a self-evaluation process every year to help assure and enhance its performance. This process is overseen by the Nominating and Governance Committee, and the topic of directors’ ability to effectively serve on our Board is already scrutinized through this process.

The proposal’s complete restriction on board service at other public companies would severely limit the pool of candidates that would be eligible to serve on our Board, thereby reducing the diversity, quality and depth of experience of our Board members and ultimately harming the Company and our stockholders. The Board believes that Netflix’s approach to director service on other public company boards reflects an appropriate balance between allowing our directors to gain valuable experience and insight while ensuring they have the time to fulfill their duties to Netflix and our stockholders. This approach has helped Netflix attract and retain the right mix of candidates who have the time and commitment, as well as the necessary experience and capabilities, to serve the interests of our stockholders.

For the foregoing reasons, the Board unanimously recommends that you vote “AGAINST” Proposal 6.

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal 6.

2023 Proxy Statement	77

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

As You Sow Foundation Fund, 2020 Milvia St., Suite 500, Berkeley, CA 94704, the beneficial owner of at least $15,000 of the Company’s common stock for at least two years on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.

WHEREAS: Climate change poses a growing, systemic risk to the economy. If global climate goals are not met, workers face the likelihood of significant negative impacts to their retirement portfolios. Swiss Re estimates a 4% decline in global GDP by 2050 if global temperature increases are kept below 2 degrees Celsius, but up to an 18% decline, equating to $23 trillion in reduced economic output, without effective mitigation.1

Netflix has taken actions to address climate change by committing to reduce internal emissions by 45% below 2019 levels by 2030.2 Yet, even while it transitions its business to reduce its own greenhouse gas (GHG) emissions, our Company’s 401(k) retirement plan (“Plan”) invests significantly in companies that contribute to climate change, jeopardizing workers’ life savings.

Employee retirement funds are automatically invested in the Plan’s default investment option unless employees proactively choose different investments. Thus, the majority of the Netflix Plan’s $1.3 billion in assets are invested in the default option.3

Netflix has selected Vanguard Target Retirement funds as the Plan’s default offering, which invest significantly in fossil fuel companies and companies contributing to deforestation.4 By investing employees’ retirement savings in companies with outsize contributions to climate change, Netflix is generating climate risk, including transition risk and long-term systemic risk, to workers’ portfolios.

Netflix’s default 401(k) choice risks compromising its obligation to select retirement plan investment options in the best interests of its plan participants, including those with retirement dates more than a decade out.

In the increasingly competitive employee recruitment and retention landscape, failing to minimize material climate risk in its default 401(k) plan option may make it more difficult for Netflix to attract and retain top talent. Employee polling indicates that firms’ environmental records are an important consideration in choosing a job.5 Employee polling also reveals increasing demand for climate-safe retirement plan options.6

Given the threat that climate change poses to employee’s life savings, our Company can help ensure employee loyalty and satisfaction and demonstrate that it is actively safeguarding all employee retirement savings, no matter when they are set to retire, by minimizing climate risk in its Plan offerings, especially in its default option. The federal government recently clarified that fiduciaries may appropriately consider climate risk in the selection of plan offerings, including in the default option.7

RESOLVED: Shareholders request that the Board publish a report, at reasonable expense and omitting confidential information, disclosing how the Company is protecting Plan beneficiaries with a longer investment time horizon from climate risk in the company’s default retirement options.

SUPPORTING STATEMENT: The report should include, at Board discretion, analysis of:

•	The degree to which carbon-intensive investments in the default investment option contribute to greater beneficiary risk and reduced Plan performance over time;

•	Whether carbon-intensive investments in the default investment option put younger beneficiaries’ savings at greater risk than participants closer to retirement.

1	https://www.nytimes.com/2021/04/22/climate/climate-change-economy.html

2	https://about.netflix.com/en/sustainability

3	https://iyv-charts.s3.us-west-2.amazonaws.com/retirement-plans/netflix/netflix-401k-plan-form-5500-filing-and-attachment-2021.pdf

4	https://investyourvalues.org/retirement-plans/netflix

5	https://www.shrm.org/resourcesandtools/hr-topics/talent-acquisition/pages/climate-change-branding-can-lift-recruitment-and-retention.aspx

6	https://www.cnbc.com/2019/04/09/workers-want-elusive-socially-responsible-investments-in-401k-survey.html

7	https://www.federalregister.gov/documents/2022/12/01/2022-25783/prudence-and-loyalty-in-selecting-plan-investments-and-exercising-shareholder-rights

80

Proposal 7: Stockholder Proposal - Requesting a Report on the Company’s 401(K) Plan

Netflix Opposing Statement

This Proposal 7 requests that the Board publish a report regarding climate risk in the Company’s default retirement options. The Board has considered the stockholder proposal and concluded that its adoption is unnecessary and would not be in the best interests of Netflix or our stockholders.

The 401(k) Plan Fiduciary, Not the Board, Selects Investment Options Solely in the Interests of Plan Participants and Beneficiaries

As is customary for large retirement plans, a management-level committee (the “401(k) Committee”), rather than the Board, serves as the Netflix 401(k) plan fiduciary. This 401(k) Committee is responsible for selecting the 401(k) plan’s investment options and operates in accordance with the fiduciary requirements imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”), as implemented by Department of Labor (“DOL”) regulations and guidance. In this respect, U.S. law mandates that a responsible plan fiduciary select retirement plan investment options “solely” in the interest of plan participants and beneficiaries, and that the focus of plan fiduciaries on the plan’s financial returns and risk to beneficiaries must be paramount. Accordingly, climate risk is only one of many considerations in the selection of 401(k) plan investment options. The 401(k) Committee, with the assistance of professional third-party advisers, evaluates the 401(k) plan offerings and monitors performance in accordance with its fiduciary duties.

Plan Participants Have Diverse Investment Options, Including a Self-Directed Brokerage Account which Allows Participants to Choose ESG-related Investments

The Netflix 401(k) plan offers a diverse array of investment options across a wide range of asset classes, including both actively managed and passive strategies, in addition to a suite of target date funds. Several of the funds in the 401(k) plan’s line up receive the highest Morningstar Sustainability Rating™ and Low Carbon Designation™. Investment managers (or their subadvisors) of the funds offered by the Company’s 401(k) plan are also signatories of the UN Principles for Responsible Investment. In addition, participants have the option of choosing a self-directed brokerage account, which enables them to invest according to their personal investment goals, including any ESG strategies, and gives access to significantly more investment options outside of those selected by the 401(k) Committee.

The 401(k) Committee regularly evaluates investment options and will continue to assess alternatives in accordance with its fiduciary duties. In this regard, the DOL’s recent ERISA rule provides more flexibility to the 401(k) Committee to consider ESG factors as part of its overall investment selection process.

Employees Are Not Automatically Invested in the Plan’s Default Investment Option

Consistent with our company culture of freedom and responsibility, employees are not automatically enrolled into our 401(k) plan, which requires participants to select an investment option during enrollment. The proposal’s claim that “[e]mployee retirement funds are automatically invested in the Plan’s default investment option unless employees proactively choose different investments” mischaracterizes participants’ investment choices. Given the number of investment options and the availability of a self-directed brokerage account, we also disagree that “minimizing climate risk” in the 401(k) plan options would be the appropriate tool for employee recruitment and retention.

In sum, we believe the report requested in Proposal 7 is unnecessary because the Company’s 401(k) plan already offers participants a wide range of investment options, including funds that receive high industry sustainability ratings; the investment managers (or their subadvisors) of the funds offered are signatories of the UN Principles for Responsible Investment; and participants have the option of choosing a self-directed brokerage account, which enables them to invest according to their personal investment goals, including any ESG strategies. Furthermore, to produce the requested report would be an unnecessary and unwise use of both management and the Board’s resources.

For the foregoing reasons, the Board unanimously recommends that you vote “AGAINST” Proposal 7.

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

2023 Proxy Statement	81

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal 7.

82

PROPOSAL

08

STOCKHOLDER PROPOSAL: Policy on Freedom of Association

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

The Comptroller of the State of New York, Thomas P. DiNapoli, Trustee of the New York State Common Retirement Fund, 110 State Street, 14th Floor, Albany, NY 12236, the beneficial owner of at least $25,000 of the Company’s common stock for at least one year on the date the proposal was submitted, and co-filers have notified the Company of their intent to present the following proposal at the Annual Meeting.

Policy on Freedom of Association

RESOLVED: Shareholders urge the Board of Directors of Netflix to adopt and publicly disclose a policy on its commitment to respect the rights to freedom of association and collective bargaining in its operations, as reflected in the International Labor Organization (ILO) Declaration on Fundamental Principles and Rights at Work (“Fundamental Principles”). The policy should:

•	Be applicable to Netflix direct operations, subsidiaries globally, and Netflix’s partners, suppliers, and vendors;

•	Include a commitment to noninterference when employees exercise their right to form or join trade unions;

•	Prohibit any member of management or agent of Netflix from undermining the right to form or join trade unions or pressuring any employee and independent contractor from exercising this right;

•	Describe the due diligence process Netflix will use to identify, prevent, mitigate, and account for any violations of these rights, including how it will remedy any misaligned practices.

Supporting Statement: Freedom of association and collective bargaining are fundamental human rights protected by national and international legal standards, including the ILO Fundamental Principles and the UN Universal Declaration of Human Rights. Research has shown that freedom of association and collective bargaining can enhance shareholder value through improved health and safety; encouraging workforce training and skills development; and increased productivity.

While Netflix employs individuals that are subject to collective bargaining agreements, the company does not have any formal, disclosed policy commitments to respect the right to freedom of association, nor has it demonstrated how it would effectively operationalize such a commitment. The lack of policy can negatively impact management and the Board’s ability to identify and mitigate these risks and stockholders in understanding their potential effect on stockholder value.

Netflix has faced numerous controversies that have led to discontent among its workforce, including protests, staged walkouts, demands regarding the company’s culture, and poor overall stock performance, which directly impacts employee compensation. Recently, music supervisors at Netflix filed papers seeking a union-certification election with the National Labor Relations Board.

Over the same time, worker unrest among white-collar workers has led to union activity at companies like Apple, Alphabet, and Activision Blizzard. Additionally, Microsoft recently adopted companywide Principles that recognize the importance of employer noninterference, and announced a “labor neutrality agreement” at Activision Blizzard which “reflects a fundamental belief ... that enabling workers to freely and fairly make a choice about union representation will benefit Microsoft and its employees...”.

Adoption of a policy that demonstrates Company’s respect for labor rights would protect long-term shareholder value and disclosure of that policy would provide shareholders with greater transparency on these fundamental practices.

84

Proposal 8: Stockholder Proposal - Policy on Freedom of Association

Netflix Opposing Statement

This Proposal 8 requests that the Company adopt and disclose a policy on its commitment to respect the rights to freedom of association and collective bargaining, as reflected in the International Labor Organization (ILO) Declaration on Fundamental Principles and Right at Work, in its operations. The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

We Comply with All Applicable Laws Concerning Freedom of Association

We comply with all applicable local laws related to freedom of association and collective bargaining and respect internationally recognized human rights in all the areas in which we operate. Netflix (and its subsidiaries) respects its employees’ right to join or form a union or to decline to do so, without fear of reprisal or intimidation, and to collectively bargain on wages, working conditions and other mandatory subjects of bargaining. In the United States, we comply with the requirements of the National Labor Relations Act (NLRA), which, among other things, forbids employers from interfering with employees in the exercise of rights relating to organizing for collective bargaining purposes. In this regard, the ethical treatment of all people and regard for human rights is core to our culture. We are strict about adhering to our ethical standards, and we have no tolerance for harassment of employees or anyone involved with our Company, including with respect to their freedom of association. Accordingly, we believe it is unnecessary to adopt the policy requested in the proposal because the Company already complies with local requirements with respect to freedom of association, including the National Labor Relations Act in the United States.

Netflix is now a leader in the highly unionized entertainment industry

As a producer of film and television in an industry that is heavily unionized in many countries around the world, including the United States, Netflix was responsible for approximately 1.5 million total days of union employment for over 12,500 union-represented employees in 2022 and is party to over forty collective bargaining agreements with various unions and guilds that represent those individuals. In countries where Netflix participates in collective bargaining, whether individually or as part of a multi-employer bargaining unit like the Alliance of Motion Picture and Television Producers (AMPTP), Netflix values the ongoing partnership it has developed with each of those unions and guilds and is committed to being a collaborative and honest partner.

Stakeholders Have Multiple Methods to Report Concerns and Grievances

In addition to our policies and the actions we have taken to protect our employees’ rights, we also provide our employees multiple methods to report any concerns or grievances. Netflix was built upon a culture of individual freedom and responsibility and open communication, and employees have the right to freely discuss their wages, benefits and terms and conditions of employment. They also have the ability to raise complaints internally or externally. We encourage employees to bring any concerns or grievances they may have to any member of management or their human resources partner. We also have a confidential reporting system, including a dedicated hotline for employees and one for productions, that any employee, cast, crew, or vendor can use to report unethical conduct or breaches of applicable laws, rules and regulations without fear of retaliation. All issues and suggestions are responded to and tracked to closure.

Netflix Declined Voluntary Recognition of Freelance Music Supervisors who are not Netflix Employees

Recently, a group of independent contractors known as Music Supervisors filed for union certification election with the National Labor Relations Board. We believe we have strong relationships with the Music Supervisors and pay them competitive fees for various services under non-exclusive contracts as we do with many vendors. Netflix has declined voluntary recognition because Music Supervisors provide services to multiple U.S. studios, including Netflix, selecting and securing legal clearances of music, typically for multiple productions and/or studios at a time. As such, Music Supervisors act as independent contractors and are not eligible for collective bargaining under U.S. law.

Netflix Maintains a Healthy Workplace Culture

We seek continuous improvement—in our content, product and culture, which is why we update our culture memo from time-to-time and make it publicly available to employees and prospective employees. We maintain open and transparent dialogue with our employees through regular employee sentiment surveys, a Q&A forum for employees to raise questions and regular town hall meetings with dedicated time for employees to ask questions and discuss issues directly with senior management, among other avenues of communication. We solicit feedback and encourage debate from employees regarding our strategies and culture as well. In 2021, in response to an employee walkout, we made it clear that we fully respect people’s decision to participate and there were no repercussions for doing so and their pay was not reduced. Through these engagements and communications with employees, we believe we maintain a healthy workplace culture.

2023 Proxy Statement	85

Given that Netflix complies with all applicable laws regarding freedom of association, many of the third parties Netflix engages for the development, production, marketing and distribution are already part of a union or guild or covered by a collective bargaining agreement, how actively engaged in protecting employees’ rights Netflix is and the substantial resources we have devoted to creating and maintaining a healthy culture, this proposal would not create additional benefits to our employees or value for our shareholders.

For the foregoing reasons, the Board unanimously recommends that you vote “AGAINST” Proposal 8.

Required Vote

The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the proposal is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal 8.

86

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 6, 2023 by (i) each stockholder that we know is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group. We have relied upon information provided to us by our directors and Named Executive Officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 6, 2023 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 121 Albright Way, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd Malvern, PA 19355	35,523,919	7.99%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	27,731,534	6.24%

FMR LLC(3) 245 Summer Street Boston, Massachusetts 02210	23,778,704	5.35%

Richard N. Barton(4)	36,394	*

Mathias Döpfner(5)	9,575	*

Timothy M. Haley(6) c/o Redpoint Ventures 2969 Woodside Road Woodside, CA 94062	42,258	*

Reed Hastings(7)	7,870,346	1.76%

Jay C. Hoag(8) 250 Middlefield Road Menlo Park, CA 94025	1,365,787	*

David Hyman(9)	280,077	*

Leslie Kilgore(10)	51,333	*

Strive Masiyiwa(11)	4,896	*

Ann Mather(12)	20,489	*

Spencer Neumann(13)	172,083	*

Greg Peters(14)	351,366

Ted Sarandos(15)	734,404

Brad Smith(16)	34,803

Anne M. Sweeney(17)	13,137	*

Rachel Whetstone(18)	18,977	*

All directors and executive officers as a group (14 persons)(19)	10,986,948	2.45%

*	Less than 1% of the Company’s outstanding shares of common stock.

88

Other Information

(1)	As of December 31, 2022, based on information provided by The Vanguard Group, Inc. in the Schedule 13G/A filed February 9, 2023. Of the shares beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 33,689,024 shares, shared dispositive power with respect to 1,834,895 shares, shared voting power with respect to 634,453 shares, and sole voting power with respect to zero shares.

(2)	As of December 31, 2022, based on information provided by BlackRock, Inc. in the Schedule 13G/A filed February 1, 2023. Of the shares beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 27,731,534 shares, and sole voting power with respect to 24,762,555 shares.

(3)	As of December 31, 2022, based on information provided by FMR LLC in the Schedule 13G filed February 9, 2023. Of the shares beneficially owned, FMR LLC reported that it has sole dispositive power with respect to 23,778,704 shares.

(4)	Includes options to purchase 36,308 shares.

(5)	Includes options to purchase 9,550 shares.

(6)	Includes options to purchase 42,258 shares.

(7)	Includes options to purchase 2,726,905 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the holder of 5,143,441 of the Company’s shares.

(8)	Includes (i) 512,347 common shares that are directly held by Orange Investor, L.P. (“Orange Investor”), (ii) 138,163 common shares that are directly held by Orange (A) Investor, L.P. (“Orange (A) Investor”), (iii) 31,822 common shares that are directly held by Orange (B) Investor, L.P. (“Orange (B) Investor”), (iv) 37,668 common shares that are directly held by Orange (MF) Investor, L.P. (“Orange (MF) Investor”), (v) options to purchase 12,972 common shares held by Jay C. Hoag, (vi) 468,491 common shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (vii) 164,324 common shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay C. Hoag and five other individuals (the “Class A Directors of Management VIII”) are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Orange Investor GP, LLC (“Orange GP”), which in turn is the sole general partner of Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor but each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor are also pledged as collateral for a third-party debt facility.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to the options, Mr. Hoag has transferred to TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VIII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)	Includes options to purchase 248,467 shares.

(10)	Includes options to purchase 16,137 shares.

(11)	Includes options to purchase 4,896 shares.

(12)	Includes options to purchase 20,489 shares.

(13)	Includes options to purchase 172,083 shares.

(14)	Includes options to purchase 338,276 shares.

(15)	Includes options to purchase 734,404 shares.

(16)	Includes options to purchase 28,304 shares.

(17)	Includes options to purchase 13,137 shares.

(18)	Includes options to purchase 18,662 shares.

(19)	Includes 6,582,762 shares of common stock and options to purchase 4,404,186 shares.

2023 Proxy Statement	89

Pay-Versus-Performance
Table
The following table sets forth information concerning
pay-versus-performance
for 2022, 2021, and 2020. For all periods, Reed Hastings and Ted Sarandos served as co-Chief
Executive Officers, and the other Named Executive Officers were Spencer Neumann, Chief Financial Officer; Greg Peters, Chief Operating Officer and Chief Product Officer; David Hyman, Chief Legal Officer; and Rachel Whetstone, Chief Communications Officer.
As discussed in the Compensation Discussion and Analysis section above, compensation for a given year is determined at the end of the prior year. The dollar amounts in the total column of the Summary Compensation Table and the
Pay-Versus-Performance
Table reflect the grant date fair values with respect to stock options granted during the respective fiscal year, computed in accordance with generally accepted accounting principles in the U.S. Those amounts may vary significantly year over year due to factors such as stock price volatility, as was the case for the years presented here, particularly for 2022 versus 2021. For example, almost the entire change in Mr. Hastings’ reported compensation between 2022 and 2021 is due to the valuation of the stock options granted. From the Compensation Committee’s standpoint, Mr. Hastings’ stock option allocation remained flat at $34 million for 2021 and 2022, and the amount awarded to him was determined based on a predetermined formula using the stock price on each monthly grant. The accounting value of Mr. Hastings’ stock option allocation increased from 2021 to 2022 due largely to the market-wide increase in trading volatility experienced in 2022 and the resulting impact of that stock price volatility on the grant date fair value.
The Company did not use financial performance measures in setting executive compensation during the periods presented.

Year	Summary Compensation Table Total for Reed Hastings ($)	Summary Compensation Table Total for Ted Sarandos ($)	Compensation Actually Paid to Reed Hastings ($) (1)	Compensation Actually Paid to Ted Sarandos ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ Thousands)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (3)

2022	51,073,237	50,299,296	51,073,237	50,299,296	16,336,478	16,336,478	91.13	81.50	4,491,924

2021	40,823,725	38,232,164	40,823,725	38,232,164	12,097,270	12,097,270	186.19	134.41	5,116,228

2020	43,226,024	39,318,251	43,226,024	39,318,251	12,392,648	12,392,648	167.11	137.32	2,761,395

(1)
As discussed in our Compensation Discussion and Analysis, the stock options granted in 2022, 2021, and 2020 vested immediately upon grant. As such, there was no difference between the grant date fair value of the stock option awards set forth in the Summary Compensation Table and the fair value of the stock option awards on the vesting date.

(2)	The non-PEO Named Executive Officers for each of 2022, 2021 and 2020 were Messrs. Neumann, Peters and Hyman, and Ms. Whetstone.

(3)	Represents the cumulative TSR of the RDG Internet Composite Index for each year.
Most Important Financial Performance Measures for Fiscal Year 2022
The Company did not use financial performance measures to inform 2022 compensation for the Named Executive Officers. Rather, compensation practices were guided by market rates and tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual employee. Please see the “Compensation Discussion and Analysis – Key Changes to the 2023 Compensation Program” for a summary of the annual performance-based cash bonus program that will be applicable to the co-Chief
Executive Officers for 2023.

90

Other Information

Description of the Relationship Between Pay and Performance

2023 Proxy Statement	91

Equity Compensation Plan Information
The following table summarizes our equity compensation plans as of December 31, 2022. There were no equity compensation plans or arrangements not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans or arrangements approved by security holders:

2011 Plan (1)	13,864,003		185.09	—

2020 Plan	6,032,767		373.52	16,454,119

Equity compensation plans not approved by security holders	—		—	—

Total	19,896,861	(2)	242.22	16,454,103

(1)	No new awards may be issued under the Netflix, Inc. 2011 Stock Plan (the “2011 Plan”) after June 4, 2020. The outstanding options under the 2011 Plan are described in this row.

(2)	Weighted average life is 5.61 years.

92

Information Concerning Solicitation and Voting

General

The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company,” “Netflix,” “we,” “us” or “our”), for use at the annual meeting of stockholders to be held on June 1, 2023, at 3:00 p.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and form of proxy. This year’s Annual Meeting will be held entirely via the internet and will be conducted by our Chief Legal Officer and Secretary. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/NFLX2023. To participate in the Annual Meeting, you will need the 16-Digit Control Number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 2:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

Hosting the Annual Meeting via the internet provides expanded access, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation. In addition, we intend for the virtual meeting format to provide stockholders a similar level of transparency to the traditional in person meeting format. As a longstanding practice for many years, our stockholders are able to submit questions four times a year as part of our quarterly earnings interview, and answers to top investors’ questions are available on our Investor Relations website at https://ir.netflix.net. As such, questions at our Annual Meeting will be limited to those for our auditors, if any. Instructions on how to ask questions for our quarterly earnings interviews are found in the press release announcing the date on which we will release each quarter’s earnings results.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we will mail, on or about April 21, 2023, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 6, 2023, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at https://ir.netflix.net/financials/annual-reports-and-proxies/default.aspx. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to our Secretary at the address listed below.

Our principal executive offices are located at 121 Albright Way, Los Gatos, CA, 95032, and our telephone number is (408) 540-3700. Our internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at https://ir.netflix.net/financials/sec-filings/default.aspx.

2023 Proxy Statement	93

Revocability of Proxies

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting via the internet. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting via the internet.

Voting and Solicitation

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 444,541,116 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

You may vote via the internet by going to www.proxyvote.com and following the instructions on the screen. As explained in greater detail in the Notice of Internet Availability of Proxy Materials, to vote your shares, you may vote via the internet by visiting www.proxyvote.com and having available your 16-Digit Control Number(s) contained on your Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided, or you may vote by phone by following the instructions on your proxy card. You may vote via the internet or by phone up until 8:59 p.m. Pacific Time on May 31, 2023. If you vote by mail, your proxy card must be received by May 31, 2023. If you are a stockholder of record on the Record Date, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/NFLX2023 and vote your shares during the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” Proposals Two through Three, “One Year” for Proposal Four and “AGAINST” Proposals Five through Eight. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

Quorum

The required quorum for the transaction of business at the Annual Meeting is the presence via the internet or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN,” are treated as being present at the Annual Meeting for purposes of establishing a quorum, as are “broker non-votes,” which occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

Required Vote, Abstentions and Broker Non-Votes

For the election of directors (Proposal One of this Proxy Statement), approval requires a “majority of votes cast,” which means that the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the total number of votes cast with respect to that director’s election. Votes cast for Proposal One include direction to withhold authority in each case and exclude abstentions with respect to that director’s election. For Proposals Two, Three, and the stockholder proposals, approval requires the affirmative vote of the majority of shares present or represented by proxy at the meeting and entitled to vote on the proposal.

For Proposal Four, the option receiving the greatest number of votes (every one, two or three years), will be considered the frequency recommended by stockholders.

94

Information Concerning Solicitation and Voting

The following table summarizes the votes required for each proposal and the impact of abstentions and broker non-votes.

	Vote Required	Effect of an Abstention	Effect of a Broker Non-Vote

Management Proposals

Proposal 1: Director Elections	Majority of votes cast	No effect	No effect

Proposal 2: Ratification of Auditors	Majority of shares present or represented by proxy at the meeting and entitled to vote on the proposal	Treated as a Vote Against	Not applicable, as discretionary vote is permitted

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	Majority of shares present or represented by proxy at the meeting and entitled to vote on the proposal	Treated as a Vote Against	No effect

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation (“Say-on-Frequency”)	The option (every one, two or three years) receiving the highest number of votes cast will be considered the frequency recommended by stockholders	No effect	No effect

Stockholder Proposals

Proposals 5 through 8	Majority of shares present or represented by proxy at the meeting and entitled to vote on the proposal	Treated as a Vote Against	No effect

If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement), advisory approval of Named Executive Officer compensation (Proposal Three of this Proxy Statement), advisory vote on the frequency of votes on the Company’s Named Executive Officer compensation (Proposal Four of this Proxy Statement), and any of the stockholder proposals (Proposals Five through Eight of this Proxy Statement). Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf on these proposals.

The cost of soliciting proxies will be borne by us. We may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. Our officers, directors and others may solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. If you vote using the internet or by phone, you may incur data or telephone usage charges from internet access providers or phone companies. We will not reimburse those costs.

Stockholder Proposals

Stockholder proposals that are intended to be presented at our 2024 annual meeting of stockholders in our proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 23, 2023 in order to be included in our Proxy Statement and proxy materials relating to our 2024 annual meeting of stockholders.

Stockholder nominations for director that are intended to be presented at our 2024 annual meeting of stockholders in our proxy materials for such meeting must comply with our Bylaws and must be received by our Secretary no earlier than November 23, 2023 and no later than December 23, 2023 in order to be considered for inclusion in our Proxy Statement and proxy materials relating to our 2024 annual meeting of stockholders.

A stockholder proposal or a nomination for director or any other matter that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present via the internet at the meeting, must generally be submitted to our Secretary no earlier than February 6, 2024, and no later than March 7, 2024.

2023 Proxy Statement	95

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our Bylaws as described above.

The notice should be addressed to our Secretary. Proposals and nominations should be mailed to: Netflix, Inc., 121 Albright Way, Los Gatos, California 95032, Attention: Secretary, with a copy to stockholderproposals@netflix.com, or by email to stockholderproposals@netflix.com. Our Bylaws have been filed with the SEC and are available at www.sec.gov.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way, Edgewood, NY 11717

1-866-540-7095

Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board

David Hyman

Chief Legal Officer and Secretary

April 21, 2023

Los Gatos, California

96

THANKFUL FOR EVERYONE STILL WATCHING.

NETFLIX, INC | 2023 PROXY STATEMENT 121 Albright Way | Los Gatos, CA 95032 | (408) 540 -3700

SCAN TO NETFLIX, INC. VIEW MATERIALS & VOTE w 121 ALBRIGHT WAY LOS GATOS, CA 95032 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/NFLX2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received by May 31, 2023. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V06559-P86344 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NETFLIX, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To elect four directors to hold office until the 2024 Annual Meeting of Stockholders. The Board of Directors recommends you vote AGAINST the Nominees: For Against Abstain following proposals: For Against Abstain 5. Stockholder proposal entitled, “Proposal 5—Reform 1a. Mathias Döpfner the Current Impossible Special Shareholder Meeting Requirements,” if properly presented at the meeting. 1b. Reed Hastings 6. Stockholder proposal entitled, “Netflix-Exclusive Board of Directors,” if properly presented at the meeting. 1c. Jay Hoag 7. Stockholder proposal requesting a report on the Company’s 401(K) Plan, if properly presented at the meeting. 1d. Ted Sarandos 8. Stockholder proposal entitled, “Policy on Freedom of Association,” if properly presented at the meeting. 2. Ratification of appointment of independent registered public accounting firm. 3. Advisory approval of named executive officer compensation. The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 Year on the following proposal: 4. Advisory vote on the frequency of future advisory votes on executive compensation. This proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. V06560-P86344 NETFLIX, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2023, and hereby appoints David Hyman and Spencer Neumann, and each of them, with full power of substitution, as proxy or proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 1, 2023, and at any adjournments thereof, upon the proposals set forth in this proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments and postponements thereof. If this proxy is properly executed and returned, this proxy will be voted for the specifications made on the reverse side or if no direction is made, this proxy will be voted FOR the nominees for directors set forth on the reverse side (item 1), FOR items 2 and 3, 1 YEAR on item 4, and AGAINST items 5, 6, 7 and 8, and in the discretion of the proxies on all other matters as may be properly brought before the meeting or any adjournments and postponements thereof. Either of such proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder. Continued and to be signed on reverse side